Filed pursuant to Rule 424(b)(3)
Registration Statement No. 333-121612

PROSPECTUS

$100,000,000

SPECTRUM PHARMACEUTICALS, INC.

DEBT SECURITIES, PREFERRED STOCK, COMMON STOCK,
PREFERRED STOCK WARRANTS, AND COMMON STOCK WARRANTS

100,000 SHARES OF COMMON STOCK OFFERED BY
SELLING STOCKHOLDERS

     Spectrum Pharmaceuticals, Inc. may from time to time offer in one or more series:

•	our debt securities, which may either be senior or subordinated;

•	shares of our preferred stock, $0.001 par value per share;

•	shares of our common stock, $0.001 par value per share;

•	warrants to purchase shares of our preferred stock; and

•	warrants to purchase shares of our common stock.

     The offering may be at an aggregate public offering price of up to $100,000,000 on terms to be determined at the time of the offering. In addition, up to 100,000 shares of our common stock may be sold from time to time in one or more offerings pursuant to the registration statement of which this prospectus forms a part by the stockholders named in the “Selling Stockholders” section of this Prospectus. We will not receive any proceeds from sales of shares of common stock by the selling stockholders. Our debt securities, our preferred stock, our common stock (sold either by us or by the selling stockholders), our warrants to purchase shares of our preferred stock and our warrants to purchase shares of our common stock (collectively referred to as our securities), may be offered, separately or together, in separate series, in amounts, at prices and on terms that will be set forth in one or more supplements to this prospectus.

     The specific terms of the securities with respect to which this prospectus is being delivered will be set forth in the applicable prospectus supplement and will include, where applicable:

•	in the case of our debt securities, the specific title, aggregate principal amount, currency, form (which may be registered, bearer, certificated or global), authorized denominations, maturity, rate (or manner of calculating the rate) and time of payment of interest, terms for redemption at out option or repayment at the holder’s option, terms for sinking fund payments, terms for conversion into shares of our preferred stock or common stock, covenants and any initial public offering price;

•	in the case of our preferred stock, the specific designation, preferences, conversion and other rights, voting powers, restrictions, limitations as to transferability, dividends and other distributions and terms and conditions of redemption and any initial public offering price;

•	in the case of our common stock, any initial public offering price;

•	in the case of the warrants to purchase shares of our preferred stock, the class or series of preferred stock, duration, offering price, exercise price and detachability; and

•	in the case of the warrants to purchase shares of our common stock, the duration, offering price, exercise price and detachability.

     Our common stock is traded on the NASDAQ National Market under the symbol “SPPI.” On January 19, 2005, the closing price of our common stock was $6.39.

     Our securities may be offered directly, through agents designated from time to time by us, or to or through underwriters or dealers. If any agents or underwriters are involved in the sale of any of our securities, their names, and any applicable purchase price, fee, commission or discount arrangement between or among them and us, will be set forth in the applicable prospectus supplement. None of our securities may be sold without delivery of the applicable prospectus supplement describing the method and terms of the offering of those securities.

Investing in our common stock involves a high degree of risk. See “risk factors” beginning on page 2.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of the prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is January 24, 2005

     You should rely only on the information contained in this prospectus. We have not, and the selling stockholders have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the selling stockholders are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

ABOUT SPECTRUM PHARMACEUTICALS, INC.

     We are a specialty pharmaceutical company engaged in the business of acquiring, developing and commercializing proprietary and generic drug products for various indications. Our current proprietary drug products, those with respect to which we have patent rights, either directly or through licenses, are primarily focused on the treatment of cancer and related disorders. Our generic drug products are versions of marketed drugs for which patent protection has expired. Spectrum Pharmaceuticals, Inc. is a Delaware corporation which was originally incorporated in Colorado as Americus Funding Corporation in December 1987, became NeoTherapeutics, Inc. in August 1996, was reincorporated in Delaware in June 1997, and was renamed Spectrum Pharmaceuticals, Inc. in December 2002.

     Our business strategy, which has a primary focus on developing clinical stage proprietary products, is designed to address certain risks of new drug development by shortening the timeline to marketability, and reducing the risk of failure, which is higher with pre-clinical stage products. Currently, we have four oncology product candidates under development: satraplatin, EOquin™, elsamitrucin, and SPI-153, which we are evaluating or developing for the treatment of hormone refractory prostate cancer, superficial bladder cancer, radiation sensitization as it relates to radiation treatment for cancer, refractory non-Hodgkin’s lymphoma, and for hormone-dependent cancers as well as benign, proliferative disorders (such as benign prostatic hypertrophy and endometriosis). Each of these drug candidates relates to life threatening diseases and we believe each is novel in its treatment or indication, therefore, we hope expedited regulatory approval will be appropriate. Of these product candidates, satraplatin is being co-developed by a third-party pharmaceutical company under an exclusive license, and the others are being developed by us. We also plan to continue to pursue acquisitions, or in-licensing, of additional clinical-stage proprietary drugs from other companies and institutions. In addition to the above oncology product candidates, we have available for out-license for development certain of our neurology drug compounds that include: SPI-034 for dementia, SPI-339 for attention deficit disorders, SPI-356 for psychosis, schizophrenia and other mood disorders. We also have Neotrofin™ (SPI-082) that may be reviewed for neurodegenerative diseases.

     Because new drug development is an inherently uncertain, lengthy and expensive process, we view the marketing and sales of generic drugs as a potential near-term revenue opportunity that could help defray our operating expenses and potentially some of the costs of our proprietary drug development. In this regard, we identify selected generic drugs and apply our expertise and experience to further develop and pursue regulatory approval for marketing those drugs in the United States. Our strategy is to enter into alliances with companies with cost-effective manufacturing capacity and then either directly or through third party alliances, market and distribute those generic drugs into retail and institutional channels. Currently, we have six generic drug product candidates for which we have filed abbreviated new drug applications, or ANDAs, with the FDA: ciprofloxacin and fluconazole in tablet form; injectable carboplatin and one additional injectable product; and two ophthalmic products. Our goal is to continue to pursue additional ANDA filings, including several injectable products, and to have 15-20 generic drugs FDA approved and marketed in the U.S. before 2009. In this regard we are evaluating several drug candidates for feasibility. The evaluation of feasibility includes many factors, including, but not limited to, evaluation of market potential, competition, potential patent extensions, and availability of active pharmaceutical ingredients and manufacturing capacity.

     We have incurred losses in every year of our existence and expect to continue to incur significant operating losses for the next several years. We may never generate significant revenue or become profitable because all of our drug candidates are currently either in clinical trials or under review by the FDA and our clinical trials may fail, or we may not receive approval of the FDA, or even if approved, they may not become commercially viable or achieve market acceptance. Our ciprofloxacin ANDA was approved by the FDA on September 10, 2004. Lannett Company, Inc., our marketing partner, began marketing ciprofloxacin, our first generic drug, in the fourth quarter of 2004.

     The pharmaceutical marketplace in which we operate is highly competitive, and includes many large, well-established companies pursuing treatments for the applications we are pursuing. See “Risk Factors” below.

     This prospectus is part of a registration statement that we filed with the SEC utilizing a “shelf” registration process. Under this shelf registration process, we may sell any combination of the securities described in this prospectus in one or more offerings up to a total dollar amount of $100,000,000. In addition, up to 100,000 shares of our common stock may be sold from time to time in one or more offerings by the selling stockholders. See

“Selling Stockholders.” We will not receive any proceeds from sales of shares of common stock by the selling stockholders. This prospectus provides you with a general description of the securities we may offer. Each time we and/or any selling stockholder sell securities, we and/or any selling stockholder will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find More Information.”

     As allowed by SEC rules, this prospectus does not contain all the information you can find in the registration statement or the exhibits to the registration statement. For further information, we refer you to the registration statement, including its exhibits and schedules. Statements contained in this prospectus about the provisions or contents of any contract, agreement or any other document to are not necessarily complete. For each of these contracts, agreements or documents filed as an exhibit to the registration statement, we refer you to the actual exhibit for a more complete description of the matters involved. You should not assume that the information in this prospectus or any applicable prospectus supplement is accurate as of any date other than the date on the front of those documents. For further information about us or the securities offered under this prospectus, you should refer to the registration statement, which you can obtain from the SEC as described below under the heading “Where You Can Find More Information.”

     Our executive offices are located at 157 Technology Drive, Irvine, California 92618. Our telephone number is (949) 788-6700. Our web site address is www.spectrumpharm.com. Information contained in our web site does not constitute part of this prospectus.

RISK FACTORS

     An investment in our securities involves a high degree of risk. You should consider the risks described below and the other information contained in this prospectus carefully before deciding to invest in our securities. If any of the following risks actually occur, our business, financial condition and operating results would be harmed. As a result, the trading price of our common stock could decline, and you could lose a part or all of your investment.

Risks Related to Our Business

     Our losses will continue to increase as we expand our development efforts, and our efforts may never result in profitability.

     Our cumulative losses since our inception in 1987 through September 30, 2004 were in excess of $160 million, almost all of which consisted of research and development and general and administrative expenses. We lost approximately $10 million in 2003, $18 million in 2002 and $28 million in 2001, and approximately $9 million in the first nine months of 2004. We expect to continue to incur losses in the future, particularly as we continue to invest in the development of our oncology drug candidates, and expand the scope of our generics operations. We recently received approval to market our first generic drug product, ciprofloxacin, in the United States, however, we currently do not sell any other products or services and we may never achieve significant revenues from sales of products or become profitable. Even if we eventually generate significant revenues from sales, we may continue to incur operating losses over the next several years.

     Our business does not generate the cash needed to finance our ongoing operations and therefore, we will need to raise additional capital.

     Our business does not generate cash from operations needed to finance our ongoing operations. We have relied primarily on raising capital through the sale of our securities, and/or out-licensing our drug candidates and technology, to meet our financial needs. We believe our existing cash and investment securities will allow us to fund our current planned operations for at least the next twelve months. While anticipated profits from the sale of generic drugs, if we are successful in generating significant revenues from generics, may help defray some of the expenses of operating our business, we believe that in order to prepare the company for future drug product acquisition and development, and to capitalize on growth opportunities, we will, for the foreseeable future, need to continue to raise funds through public or private financings.

     We may not be able to raise additional capital on favorable terms, if at all. Accordingly, we may be forced to significantly change our business plans and restructure our operations to conserve cash, which would likely involve out-licensing or selling some or all of our intellectual, technological and/or tangible property not presently contemplated and at terms that we believe would not be favorable to us and/or reducing the scope and nature of our currently planned research and drug development activities. An inability to raise additional capital would also impact our ability to expand operations.

     Clinical trials may fail to demonstrate the safety and efficacy of our oncology drug candidates, which could prevent or significantly delay obtaining regulatory approval.

     Prior to receiving approval to commercialize each of our existing four oncology drug candidates, satraplatin, EOquin, elsamitrucin and SPI-153 and any drug candidates we acquire in the future, we must demonstrate with substantial evidence from well-controlled clinical trials, and to the satisfaction of the FDA, and other regulatory authorities in the United States and other countries that each of the products is both safe and effective. For each current and future product candidate, we will need to demonstrate the efficacy and monitor its safety throughout the process. All of our drug candidates are in various stages of clinical trials. If these trials are unsuccessful, our business and reputation would be harmed and our stock price would be adversely affected.

     All of our product candidates are prone to the risks of failure inherent in drug development. The results of pre-clinical studies and early-stage clinical trials of our product candidates do not necessarily predict the results of later-stage clinical trials. Later-stage clinical trials may fail to demonstrate that a product candidate is safe and effective despite having progressed through initial clinical testing. Even if we believe the data collected from clinical trials of our drug candidates are promising, such data may not be sufficient to support approval by the FDA or any other United States or foreign regulatory approval. Pre-clinical and clinical data can be interpreted in different ways. Accordingly, FDA officials could interpret such data in different ways than we or our partners do, which could delay, limit or prevent regulatory approval. The FDA, other regulatory authorities, our institutional review boards, our contract research organization, or we may suspend or terminate our clinical trials for our drug candidates. Any failure or significant delay in completing clinical trials for our product candidates, or in receiving regulatory approval for the sale of any drugs resulting from our drug candidates, may severely harm our business and reputation. Even if we receive FDA and other regulatory approvals, our product candidates may later exhibit adverse effects that may limit or prevent their widespread use, may cause FDA to revoke, suspend or limit their approval, or may force us to withdraw products derived from those candidates from the market.

     Our oncology drug candidates, their target indications, and status of development are summarized in the following table:

Drug Candidate	Target Indication	Development Status
Satraplatin	Hormone Refractory	Phase 3 clinical trial
Prostate Cancer

EOquin™	Superficial Bladder Cancer	Phase 2 clinical trial
	Radiation Sensitization	Pre-clinical

Elsamitrucin	Refractory non-Hodgkin’s Lymphoma	Phase 2 clinical trial

SPI-153	Hormone Dependent Cancers and Benign Proliferative Disorders	Phase 2 clinical trial

     Our oncology drug candidates may not be more effective, safer or more cost efficient than competing drugs and otherwise may not have any competitive advantage, which could hinder our ability to successfully commercialize our drug candidates.

     Oncology drugs produced by other companies are currently on the market for each cancer type we are pursuing. Even if one or more of our oncology drug candidates ultimately received FDA approval, our drug candidates may not have better efficacy in treating the target indication than a competing drug, may not have a more favorable side-effect profile than a competing drug, may not be more cost efficient to manufacture or apply, or otherwise may not demonstrate a competitive advantage over competing therapies. Accordingly, even if FDA approval is obtained for one or more of our drug candidates, they may not gain acceptance by the medical field or become commercially successful.

     The development of our lead drug candidate, satraplatin, depends on the efforts of a third party and, therefore, its eventual success or commercial viability is largely beyond our control.

     In September 2002, we entered into a co-development and license agreement with GPC Biotech AG for the development and commercialization of our lead drug candidate, satraplatin. GPC Biotech has agreed to fully fund development and commercialization expenses for satraplatin. We will not have control over the drug development process and therefore, the success of our lead drug candidate will depend upon the efforts of GPC Biotech. GPC Biotech may not be successful in the clinical development of the drug, the achievement of any milestones such as the acceptance of a New Drug Application, or an NDA, filing by the FDA or the eventual commercialization of satraplatin.

     Our efforts to acquire or in-license and develop additional proprietary drug candidates may fail, which would limit our ability to grow our proprietary business.

     The long-term success of our strategy depends in part on obtaining clinical stage drug candidates in addition to our existing portfolio of satraplatin, EOquin, elsamitrucin and SPI-153. We are actively seeking to acquire, or in-license, additional clinical stage proprietary drug candidates that demonstrate the potential to be both medically and commercially viable. We have certain criteria that we are looking for in any drug candidate acquisition and therefore, we may not be successful in locating and acquiring, or in-licensing, additional desirable drug candidates on acceptable terms.

     Price and other competitive pressures may make the marketing and sale of our generic drugs not commercially feasible and not profitable.

     The generic drug market in the United States is extremely competitive, characterized by many participants and constant downward price pressure on generic drug products. Consequently, margins are continually reduced and it is necessary to continually introduce new products to achieve and maintain profitability. We have only obtained regulatory approval for one of our generic drug candidates. While we have entered into agreements with third parties to manufacture the drug products for us, given the price volatility of the generic market, we believe it is imprudent to enter into definitive agreements on transfer prices with the manufacturers of our generic drug product candidates prior to FDA approval, and we do not expect to do so until we receive FDA approval and are ready to begin selling the generic drug products. Our ability to compete effectively in the generic drug market depends largely on our ability to obtain transfer price agreements that ensure a supply of our generic drug products at favorable prices. Even if we obtain regulatory approval to market one or more generic drug candidates in the United States, we may not be able to complete a transfer price arrangement with the manufacturers of the drug candidates that will allow us to market any generic drug products in the United States on terms favorable to us, or at all.

     Also, if we fail to obtain approval of our ANDAs from the FDA in a timely manner, preferably before the patent and any additional exclusivity granted by the FDA to the branded drug product expire, our profitability will be significantly affected due to the significant price erosion caused by the typically large number of the generic companies entering the market. The U.S. patent for Cipro®, the branded form of our generic drug product ciprofloxacin, expired in December 2003. The FDA granted pediatric exclusivity to Cipro which expired in June 2004. We received approval from the FDA of our ANDA for ciprofloxacin in September 2004, however, twelve other companies have previously received FDA approval to market generic versions of ciprofloxacin, and we have observed a significant reduction in the market price for ciprofloxacin since June 2004. The patents and all exclusivities for our two ophthalmic products have previously expired, and a number of other companies are currently selling their own generic versions of the products. In addition, we did not obtain approval of our ANDAs for fluconazole and carboplatin prior to the expirations in July and October 2004, respectively, of the patents and exclusivities granted by the FDA to the corresponding branded products. Consequently, our ability to achieve a profit may be significantly harmed as we have reductions in the market prices for these products as well. The patents for our one injectible ANDA, filed in October 2004, has not yet expired.

     We may face opposition from the producers of the branded versions of the generic drugs for which we obtain approval. Branded pharmaceutical companies have aggressively sought to prevent generic competition, including the extensive use of litigation.

     In addition, many branded pharmaceutical companies increasingly have used state and federal legislative and regulatory means to delay generic competition. These efforts have included:

•	pursuing new patents for existing products which may be granted just before the expiration of one patent, which could extend patent protection for a number of years or otherwise delay the launch of generics;

•	using the citizen petition process, a process by which any person can submit a petition to the Commissioner of the FDA to issue, amend or revoke a regulation or order or take or refrain from taking any other administrative action, to request amendments to FDA standards;

•	seeking changes to the United States Pharmacopoeia, an organization which publishes industry recognized compendia of drug standards; and

•	attaching patent extension amendments to non-related federal legislation.

     We are a small company relative to our principal competitors and our limited financial resources may limit our ability to develop and market our oncology drug candidates and our generic drug candidates.

     Many companies, both public and private, including well-known pharmaceutical companies and smaller niche-focused companies, are developing products to treat all of the diseases we are pursuing, or distributing generic drug products directly competitive to the generic drugs we intend to market and distribute. Many of these companies have substantially greater financial, research and development, manufacturing, marketing and sales experience and resources than us. As a result, our competitors may be more successful than us in developing their products, obtaining regulatory approvals and marketing their products to consumers.

     Our success in the marketing of generics depends significantly upon our ability to identify generic drugs that we believe represent desirable market opportunities and that our products suppliers based in India and other countries can produce for us cost-effectively. In addition, we must be able to expand our distribution channel relationships in the United States because we currently have no internal manufacturing and an alliance with only one distributor. However, since we are new generic competitor and the marketplace is made up of many well-established companies, we may not be able to successfully compete.

     As a new generic competitor, we will be competing against established generic companies such as Teva Pharmaceuticals, Sandoz, Barr Laboratories, Mylan, Watson Pharmaceuticals, Inc., Genpharm, Dr. Reddy’s, American Pharmaceutical Partners, Bedford Laboratories and others. These companies may have greater economies of scale in the production of their products and in certain cases may produce their own product supplies, or can procure product supplies on more favorable terms which may provide significant cost and supply advantages to customers in the retail prescription market. Since price is the primary basis for competition among generic versions of a given drug, any ability by our competitors to reduce production costs can provide them with a significant competitive advantage, and our ability to compete will be largely dependent on our ability to obtain supplies of our generic drug product manufacturers at favorable prices. For those products which we intend to develop as generic equivalents to certain branded products, we expect that the market will be competitive and will be largely dominated by the competitors listed above who will target many if not all of the same products for development as Spectrum.

     Spectrum currently has five generic drug candidates approved or under review at the FDA and one for which an ANDA has been filed with the FDA but not yet accepted for review. For ciprofloxacin, our first generic product candidate filed with FDA, and for which we obtained approval in September 2004, there are currently fifteen generic manufacturers approved to sell versions of ciprofloxacin, which include Apotex, Barr, Cobalt, Taro, Teva, West Ward, Eon Labs, Carlsbad Technology, IVAX, Sandoz, Genpharm, Ranbaxy, Dr. Reddy’s, Martec and Mylan. The pediatric exclusivity for Diflucan, the branded form of fluconazole, our second generic product filed with the FDA, expired on July 29, 2004. The market is very competitive with versions from generic drug manufacturers such as Taro Pharmaceutical Industries, Mylan, Sandoz, Ranbaxy, IVAX, Genpharm, Gedeon

Richter, TEVA, Torpharm, Roxane and Pliva approved by the FDA for sale in the U.S. We have not yet obtained approval from the FDA for fluconazole and can give no assurance for when approval is likely to come, if at all. Carboplatin, our third generic drug ANDA filed with FDA, is the generic equivalent of Bristol Meyers Squibb’s brand Paraplatin, for which the patent expired in April 2004. The FDA granted approval, following the expiration of pediatric exclusivity in October 2004, for carboplatin to five generic companies, including Pharmachemie, APP, Bedford, Mayne and Pliva. TEVA Pharmaceuticals, through an agreement with Bristol Meyers Squibb, is currently selling carboplatin produced by Bristol Meyers Squibb as a generic drug. We have not yet obtained approval from the FDA for carboplatin and can give no assurance for when approval is likely to come, if at all. Based on the guidelines available to us, and our experience with the FDA approval process, we do not anticipate receiving approval for our other ANDAs, filed in 2004, before the first quarter of 2006, if at all, and some or all approvals will come after patents and/or exclusivities expire and after some of our competitors have already obtained approval.

     We have four oncology drug candidates currently in clinical trials. Our lead compound satraplatin, being developed by our co-development partner, GPC Biotech, is in a Phase 3 clinical trial for hormone-refractory prostate cancer and our second and third compounds, EOquin and elsamitrucin are in Phase 2 clinical studies for superficial bladder cancer and Non-Hodgkin’s lymphoma, respectively. In August 2004 we acquired rights to SPI-153, which has previously been in Phase 2 clinical trials for hormone-dependent cancers and benign, proliferative disorders. We plan to expand the development of SPI-153 by initiating additional trials in one or more indications as soon as feasible. We may not be successful in any or all of these studies; or if successful, and if approved by FDA, we may encounter direct competition from other companies who may be developing products for similar or the same indications as our oncology drug candidates. Companies active in the areas of oncology include Bristol Meyers Squibb, Pfizer, Novartis, Genentech, Roche and others who are more established and are currently marketing products for the treatment of various forms of cancer including the forms our oncology drug candidates target.

     Any oncology product for which we obtain FDA approval must compete for market acceptance and market share. For example, cisplatin and carboplatin are the most prevalent platinum-based derivatives used in chemotherapy and are the primary treatment for many of the cancer types we are pursuing. Our drug candidate, satraplatin, if the FDA approves it for sale, would likely compete against these drugs directly. Unless satraplatin is shown to have better efficacy and is as cost effective, if not more cost effective, than cisplatin and carboplatin, it may not gain acceptance by the medical field and therefore may never be successful commercially. Competition for branded drugs is less driven by price and is more focused on innovation in treatment of disease, advanced drug delivery and specific clinical benefits over competitive drug therapies.

     Our oncology competitors that have products on the market or in research and development that are in the same clinical focus as us include Astra Zeneca, Amgen, Inc., Bayer AG, Eli Lilly and Co., Novartis Pharmaceuticals Corporation, Bristol-Myers Squibb Company, Glaxo SmithKline, Biogen-IDEC Pharmaceuticals, Inc., Guilford Pharmaceuticals, Inc., Cephalon, Inc., Aventis Pharmaceuticals Inc., Pfizer, Inc., Chiron Corp., Genta Inc., Imclone Systems Incorporated, MGI Pharma, Inc., and SuperGen, Inc., among others. Many of our competitors are large and well capitalized companies such as Eli Lilly and Co. and Bristol-Myers Squibb focusing on a wide range of diseases and drug indications, and have substantially greater financial, research and development, human and other resources than we do. Furthermore, large pharmaceutical companies have significantly more experience than we do in pre-clinical testing, human clinical trials and regulatory approval procedures, among other things.

     Technologies under development by these and other pharmaceutical companies could result in treatments for diseases and disorders for which we are developing our own treatments. Several other companies are engaged in research and development of compounds that are similar to our research. In the event that one or more of these programs is successful, the market for some of our drug candidates could be reduced or eliminated.

     We may not be successful in establishing additional generic drug supply relationships, which would limit our ability to grow our generic drug business.

     Long-term success in the marketing of generic drugs depends in part on our ability to expand and enhance our existing relationships and establish new relationships for supplying generic drug products. We do not presently intend to focus our research and development efforts on developing active pharmaceutical ingredients or the dosage form for generic drugs. In addition, we currently have no capacity to manufacture generic drug products and do not intend to spend our capital resources to develop the capacity to do so. Therefore, we must rely on relationships with other companies to supply our generic drug products. We may not be successful in expanding or enhancing our existing relationships or in securing new relationships. If we fail to expand our existing relationships or secure new relationships, our ability to expand our generic drug business will be harmed.

     We may not be successful in expanding our generic drug distribution capabilities in the United States, our only target market for generic drugs, which would limit our ability to grow our generic drug business.

     Many of our competitors have substantial, established direct and indirect distribution channels. We have not yet undertaken the marketing and distribution of a generic drug product and we currently have no direct sales and marketing organization and our limited sales and marketing resources are devoted to establishing and enhancing our third party distribution relationships. We have established a relationship with a distributor for the distribution of ciprofloxacin; and commenced distribution of ciprofloxacin during the fourth quarter of 2004. The long-term success in the marketing of our generic drugs will depend in part on our drug distribution capabilities in the U.S., our only target market for generic drugs. We may not be successful in expanding our existing distribution channel, establishing new, additional distribution channels or establishing a direct generic drug marketing capability sufficient to effectively and successfully compete in the generic drug market.

     Our supply of generic drug products will be dependent upon the production capabilities of our supply sources, which may limit our ability to meet demand for our products and ensure regulatory compliance.

     We have no internal manufacturing capacity for our generic drug product candidates, and therefore, we have entered into agreements with third-party manufacturers to supply us with our generic drug products, subject to further agreement on pricing for particular drug products. Consequently, we will be dependent on our manufacturing partners for our supply of generic drug products. Most of these manufacturing facilities are located outside the United States. The manufacture of generic drug products, including the acquisition of compounds used in the manufacture of the finished generic drug product, may require considerable lead times. Further, sales of a new generic drug product may be difficult to forecast. Also, we will have little or no control over the production process. Accordingly, while we do not currently anticipate shortages of supply, there could arise circumstances in which market demand for a particular generic product could outstrip the ability of our supply source to timely manufacture and deliver the product, thereby causing us to lose sales.

     Reliance on a third-party manufacturers entails risks to which we would not be subject if we manufactured products ourselves, including reliance on the third party for regulatory compliance and adhering to FDA’s current Good Manufacturing Practices or cGMP requirements, the possible breach of the manufacturing agreement by the third party because of factors beyond our control and the possibility of termination or nonrenewal of the agreement by the third party, based on its own business priorities, at a time that is costly or inconvenient for us. Before we can obtain marketing approval for our product candidates, our supplier’s manufacturing facilities must pass an FDA pre-approval inspection. In order to obtain approval, all of the facility’s manufacturing methods, equipment and processes must comply with cGMP requirements. The cGMP requirements govern all areas of record keeping, production processes and controls, personnel and quality control. One of our generic drug manufacturing partners in India, J.B. Chemicals & Pharmaceuticals, Limited, has received FDA approval to manufacture tablet dosage forms of drug products, including ciprofloxacin and fluconazole, our first two generic drug product candidates, at its pharmaceutical manufacturing facility in India for marketing in the United States. However, additional inspections and review of these facilities may be required in the future. Any failure of our third party manufacturers or us to comply with applicable regulations, including an FDA pre-approval inspection and cGMP requirements, could result in sanctions being imposed on us, including fines, injunctions, civil penalties, failure of regulatory authorities to grant marketing approval of our products, delay, suspension or withdrawal of approvals, license revocation, seizures or recalls of product, operation restrictions and criminal prosecutions, any of which could significantly and adversely affect our business.

     We are dependent on third parties for clinical testing, manufacturing and marketing our proposed products. If we are not able to secure favorable arrangements with such third parties, our business and financial condition could be harmed.

     We may not conduct clinical trials ourselves, and we will not manufacture any of our proposed products for commercial sale nor do we have the resources necessary to do so. In addition, we do not have the capability to market our drug products ourselves. We intend to contract with larger pharmaceutical companies or contract research organizations to conduct such activities. In connection with our efforts to secure corporate partners, we may seek to retain certain co-promotional and/or co-marketing rights to certain of our drug candidates, so that we may promote our products to selected medical specialists while our corporate partner promotes these products to the medical market generally. We may not be able to enter into any partnering arrangements on this or any other basis. If we are not able to secure adequate partnering arrangements, our business and financial condition could be harmed. In addition, we will have to hire additional employees or consultants, since our current employees have limited experience in these areas. Sufficient employees with relevant skills may not be available to us. Any increase in the number of our employees would increase our expense level, and could have an adverse effect on our financial position.

     In addition, we, or our potential corporate partners, may not successfully introduce our proposed products or our proposed products may not achieve acceptance by patients, health care providers and insurance companies. Further, it is possible that we may not be able to secure arrangements to manufacture and market our proposed products at prices that would permit us to make a profit. To the extent that clinical trials are conducted by corporate partners, we may not be able to control the design and conduct of these clinical trials.

     Our limited experience at managing and conducting clinical trials ourselves may delay the trials and increase our costs.

     We may manage and conduct some future clinical trials ourselves rather than hiring outside clinical trial contractors. While some of our management has had experience at conducting clinical trials, we have limited experience in doing so as a company. If we move forward with self-conducted clinical trials, our limited experience may delay the completion of our clinical trials and increase our costs.

     The loss of key personnel could significantly hinder our growth strategy and might cause our business to fail.

     Our success depends upon the contributions of our key management and scientific personnel, especially Dr. Rajesh C. Shrotriya, our Chairman, President and Chief Executive Officer and Dr. Luigi Lenaz, the President of our Oncology division. Dr. Shrotriya has been President since 2000 and Chief Executive Officer since 2002, and has spearheaded the major changes in our business strategy and coordinated structural reorganization. Dr. Lenaz has been President of our Oncology Division since 2000 and has played a key role in the identification and development of our oncology drug candidates. The loss of the services of Dr. Shrotriya, Dr. Lenaz or any other key personnel could delay or preclude us from achieving our business objectives. Dr. Shrotriya has an employment agreement with us that will expire on December 31, 2005, with automatic one-year renewals thereafter unless we, or Dr. Shrotriya, give notice of intent not to renew at least 90 days in advance of the renewal date. Dr. Lenaz has an employment agreement with us that will expire on July 1, 2005, with automatic one year renewals thereafter unless Dr. Lenaz or we give notice of intent not to renew at least 90 days in advance of the renewal date.

     We also may need substantial additional expertise in marketing and other areas in order to achieve our business objectives. Competition for qualified personnel among pharmaceutical companies is intense, and the loss of key personnel, or the delay or inability to attract and retain the additional skilled personnel required for the expansion of our business, could significantly damage our business.

Risks Related to Our Industry

     Rapid technological advancement may render our oncology drug candidates or generic product candidates obsolete before we recover expenses incurred in connection with their development. As a result, certain drug candidates and generic products may never become profitable.

     The pharmaceutical industry is characterized by rapidly evolving technology. Technologies under development by other pharmaceutical companies could result in treatments for diseases and disorders for which we are developing our own treatments. Several other companies are engaged in research and development of compounds that are similar to our research. A competitor could develop a new technology, product or therapy that has better efficacy, a more favorable side-effect profile or is more cost effective than one or more of our drug candidates or generic products and thereby cause our drug candidate or generic product to become commercially obsolete. Some drug candidates and generic products may become obsolete before we recover the expenses incurred in their development. As a result, such products may never become profitable.

     Competition for patients in conducting clinical trials may prevent or delay product development and strain our limited financial resources.

     Many pharmaceutical companies are conducting clinical trials in patients with the cancer types that our drug candidates target. As a result, we must compete with them for clinical sites, physicians and the limited number of patients who fulfill the stringent requirements for participation in clinical trials. Also, due to the confidential nature of clinical trials, we do not know how many of the eligible cancer patients may be enrolled in competing studies and consequently not available to us. Our clinical trials may be delayed or terminated due to the inability to enroll enough patients to complete our clinical trials. Patient enrollment depends on many factors, including the size of the patient population, the nature of the trial protocol, the proximity of patients to clinical sites and the eligibility criteria for the study. The delay or inability to meet planned patient enrollment may result in increased costs and delays or termination of the trial, which could have a harmful effect on our ability to develop products.

     We may not be successful in obtaining regulatory approval to market and sell our oncology or generic drug candidates.

     Before our drug candidates can be marketed and sold, regulatory approval must be obtained from the FDA and comparable foreign regulatory agencies. We must demonstrate to the FDA and other regulatory authorities in the United States and abroad that our product candidates satisfy rigorous standards of safety and efficacy. We will need to conduct significant additional research, pre-clinical testing and clinical testing, before we can file applications with the FDA for approval of our product candidates. The process of obtaining FDA and other regulatory approvals is time consuming, expensive, and difficult to design and implement. The review and approval, or denial, process for an application can take years. The FDA, or comparable foreign regulatory agencies, may not timely, or ever, approve an application. Among the many possibilities, the FDA may require substantial additional testing or clinical trials or find our drug candidate is not sufficiently safe or effective in treating the targeted disease. This could result in the denial or delay of product approval. Our product development costs will increase if we experience delays in testing or approvals. Further, a competitor may develop a competing drug or therapy that impairs or eliminates the commercial feasibility of our drug candidates.

     In order to obtain approval for our generic drug candidates, we will need to scientifically demonstrate that our drug product is safe and bioequivalent to the innovator drug. Bioequivalency may be demonstrated by comparing the generic drug candidate to the innovator drug product in dosage form, strength, route of administration, quality, performance characteristics and intended use. We plan to use our management’s experience with the regulatory approval process in the United States to prepare, file and prosecute appropriate Abbreviated New Drug Applications, or ANDAs, for our current and future generic drug candidates. During 2003 we filed three ANDAs for ciprofloxacin, carboplatin and fluconazole, and in 2004 we filed three additional ANDAs. In September 2004, we received approval from the FDA to market ciprofloxacin in the United States. We intend to file additional ANDAs in the foreseeable future. The FDA may not agree that our safety and bioequivalency studies provide sufficient support for approval. This could result in denial or delay of FDA approval of our generic products. Generic drugs generally have a relatively short window in which they can be profitable before other manufacturers introduce competing products that impose downward pressure on prices and reduce market share for other versions of the generic drug. Consequently, delays in obtaining FDA approval may also significantly impair our ability to compete.

     Our failure to comply with extensive governmental regulation to which we are subject may delay or prevent approval of our product candidates and may subject us to penalties.

     The FDA and comparable agencies in foreign countries impose many requirements on the introduction of new drugs through lengthy and detailed clinical testing and data collection procedures, and other costly and time consuming compliance procedures. These requirements apply to every stage of the clinical trial process and make it difficult to estimate when any of our drug candidates will be available commercially, if at all. While we believe that we are currently in compliance with applicable FDA regulations, if we, our partners, or contract research organizations fail to comply with the regulations applicable to our clinical testing, the FDA may delay, suspend or cancel our clinical trials, or the FDA might not accept the test results. The FDA, an institutional review board at our clinical trial sites, our third-party investigators, any comparable regulatory agency in another country, or we, may suspend clinical trials at any time if the trials expose subjects participating in such trials to unacceptable health risks. Further, human clinical testing may not show any current or future product candidate to be safe and effective to the satisfaction of the FDA or comparable regulatory agencies or the data derived from the clinical tests may be unsuitable for submission to the FDA or other regulatory agencies.

     Once we submit a drug candidate for commercial sale approval, the FDA or other regulatory agencies may not issue their approvals on a timely basis, if at all. If we are delayed or fail to obtain these approvals, our business and prospects may be significantly damaged. Even if we obtain regulatory approval for our product candidates, we, our partners, our manufacturers, and other contract entities will continue to be subject to extensive requirements by a number of national, foreign, state and local agencies. These regulations will impact many aspects of our operations, including testing, research and development, manufacturing, safety, effectiveness, labeling, storage, quality control, adverse event reporting, record keeping, approval, advertising and promotion of our future products. Failure to comply with applicable regulatory requirements could, among other things, result in:

•	fines;

•	changes in advertising;

•	revocation or suspension of regulatory approvals of products;

•	product recalls or seizures;

•	delays, interruption, or suspension of product distribution, marketing and sale;

•	civil or criminal sanctions; and

•	refusals to approve new products.

     The later discovery of previously unknown problems with our products may result in restrictions of the product candidate, including withdrawal from manufacture. In addition, the FDA may revisit and change its prior determinations with regard to the safety and efficacy of our future products. If the FDA’s position changes, we may be required to change our labeling or to cease manufacture and marketing of the challenged products. Even prior to any formal regulatory action, we could voluntarily decide to cease the distribution and sale or recall any of our future products if concerns about their safety or effectiveness develop.

     In their regulation of advertising, the FDA and the Federal Trade Commission from time to time issue correspondence alleging that some advertising or promotional practices are false, misleading or deceptive. The FDA has the power to impose a wide array of sanctions on companies for such advertising practices, and the receipt of correspondence from the FDA alleging these practices could result in any of the following:

•	incurring substantial expenses, including fines, penalties, legal fees and costs to comply with the FDA’s requirements;

•	changes in the methods of marketing and selling products;

•	taking FDA-mandated corrective action, which may include placing advertisements or sending letters to physicians, rescinding previous advertisements or promotions; and

•	disruption in the distribution of products and loss of sales until compliance with the FDA’s position is obtained.

     If we were to become subject to any of the above requirements, it could be damaging to our reputation, and our business condition could be adversely affected.

     Physicians may prescribe pharmaceutical products for uses that are not described in a product’s labeling or differ from those tested by us and approved by the FDA. While such “off-label” uses are common and the FDA does not regulate physicians’ choice of treatments, the FDA does restrict a manufacturer’s communications on the subject of off-label use. Companies cannot actively promote FDA-approved pharmaceutical products for off-label uses, but they may disseminate to physicians articles published in peer-reviewed journals. If our promotional activities fail to comply with the FDA’s regulations or guidelines, we may be subject to warnings from, or enforcement action by, the FDA.

     Legislative or regulatory reform of the healthcare system and pharmaceutical industry may hurt our ability to sell our products profitably or at all.

     In both the United States and certain foreign jurisdictions, there have been and may continue to be a number of legislative and regulatory proposals to change the healthcare system and pharmaceutical industry in ways that could impact upon our ability to sell our products profitably. For example, sales of our products will depend in part on the availability of reimbursement from third-party payers such as government health administration authorities, private health insurers, health maintenance organizations including pharmacy benefit managers and other health care-related organizations. Both the federal and state governments in the United States and foreign governments continue to propose and pass new legislation, rules and regulations designed to contain or reduce the cost of health care. As an example, the Medicare Prescription Drug and Improvement Act of 2003, the Medicare Act, was recently enacted. This legislation provides a new Medicare prescription drug benefit beginning in 2006 and mandates other reforms. Also, the passage of the Medicare Modernization Act in 2003 reduces reimbursement for certain drugs used in the treatment of cancer. Although we cannot predict the full effects on our business of the implementation of this new legislation, it is possible that the new benefit, which will be managed by private health insurers, pharmacy benefit managers and other managed care organizations, will result in decreased reimbursement for prescription drugs, which may further exacerbate industry-wide pressure to reduce the prices charged for prescription drugs. This could harm our ability to market our products and generate revenues.

     It is also possible that other proposals will be adopted. As a result of the new Medicare prescription drug benefit, or any other proposals, we may determine to change our current manner of operation which could harm our ability to operate our business efficiently. Existing regulations that affect the price of pharmaceutical and other medical products may also change before any of our products are approved for marketing. Cost control initiatives could decrease the price that we receive for any of our products we are developing. In addition, third-party payers are increasingly challenging the price and cost-effectiveness of medical products and services. Significant uncertainty exists as to the reimbursement status of newly approved pharmaceutical products. Our products may not be considered cost effective, or adequate third-party reimbursement may not be available to enable us to maintain price levels sufficient to realize a return on our investments.

     In addition, new court decisions, FDA interpretations, and legislative changes have modified the rules governing eligibility for and the timing of 180-day market exclusivity periods, a period of marketing exclusivity that the FDA may grant to a abbreviated new drug application (ANDA) applicant who is the first to file a legal challenge to patents of branded drugs. It is difficult to predict the effects such changes may have on our business. Any changes in FDA regulations, procedures, or interpretations may make ANDA approvals of generic drugs more difficult or otherwise limit the benefits available to us through the granting of 180-day marketing exclusivity. If we are not able to exploit the 180-day exclusivity period for one of our generic product candidates that we were first to file, for any reason, our product may not gain market share, which could materially adversely affect our results of operations.

     Additional government regulations, legislation, or policies may be enacted which could prevent or delay regulatory approval of our product candidates. We cannot predict the likelihood, nature or extent of adverse government action that may arise from future legislation or administrative action, either in the United States or abroad. If we are not able to maintain regulatory compliance, we might not be permitted to market our products and our business could suffer.

     Intellectual property rights are complex and uncertain and therefore may subject us to infringement claims.

     The patent positions related to our proprietary drug candidates that we have in-licensed from third parties and those related to our generic drug candidate portfolio are inherently uncertain and involve complex legal and factual issues. Although we are not aware of any infringement by any of our drug candidates on the rights of any third party, there may be third party patents or other intellectual property rights relevant to our drug candidates of which we are not aware. Third parties may assert patent or other intellectual property infringement claims against us with respect to our drug candidates or our generic drug products. This could draw us into costly litigation as well as result in the loss of our use of the intellectual property that is critical to our business strategy.

     Intellectual property litigation is increasingly common and increasingly expensive and may result in restrictions on our business and substantial costs, even if we prevail.

     Patent and other intellectual property litigation is becoming more common in the pharmaceutical industry. Litigation is sometimes necessary to defend against or assert claims of infringement, to enforce our patent rights, to protect trade secrets or to determine the scope and validity of proprietary rights of third parties. No third party has asserted that we are infringing upon their patent rights or other intellectual property, nor are we aware or believe that we are infringing upon any third party’s patent rights or other intellectual property. We may, however, be infringing upon a third party’s patent rights or other intellectual property, and litigation asserting such claims might be initiated in which we would not prevail or we would not be able to obtain the necessary licenses on reasonable terms, if at all. All such litigation, whether meritorious or not, as well as litigation initiated by us against third parties, is time consuming and very expensive to defend or prosecute and to resolve.

     If our competitors prepare and file patent applications in the United States that claim technology we also claim, we may have to participate in interference proceedings required by the Patent and Trademark Office to determine priority of invention, which could result in substantial costs, even if we ultimately prevail. Results of interference proceedings are highly unpredictable and may result in us having to try to obtain licenses in order to continue to develop or market certain of our drug candidates.

     We also rely on trade secret protection and contractual protections for our unpatented, confidential and proprietary technology. Trade secrets are difficult to protect. While we enter into proprietary information agreements with our employees, consultants and others, these agreements may not successfully protect our trade secrets or other confidential and proprietary information.

     We may be subject to product liability claims, and may not have sufficient product liability insurance to cover any such claims, which may expose us to substantial liabilities.

     We may be exposed to product liability claims from patients who participate in our clinical trials or from consumers of our products. Although we currently carry product liability insurance in the amount of at least $3 million in the aggregate, it is possible that this coverage will be insufficient to protect us from future claims.

     Further, we may not be able to maintain our existing insurance or obtain or maintain additional insurance on acceptable terms for our clinical and commercial activities or that such additional insurance would be sufficient to cover any potential product liability claim or recall. Failure to maintain sufficient insurance coverage could have a material adverse effect on our business, prospects and results of operations if claims are made that exceed our coverage.

     The use of hazardous materials in our research and development efforts imposes certain compliance costs on us and may subject us to liability for claims arising from the use or misuse of these materials.

     Our research and development efforts involved and may involve the use of hazardous materials, including biological materials, chemicals and radioactive materials. We are subject to federal, state and local laws and regulations governing the storage, use and disposal of these materials and some waste products. We believe that our safety procedures for the storage, use and disposal of these materials comply with the standards prescribed by federal, state and local regulations. However, we cannot completely eliminate the risk of accidental contamination or injury from these materials. If there were to be an accident, we could be held liable for any damages that result, which could exceed our financial resources. We currently maintain insurance coverage for injuries resulting from the hazardous materials we use, and for pollution clean up and removal; however, future claims may exceed the amount of our coverage. Currently the costs of complying with federal, state and local regulations are not significant, and consist primarily of waste disposal expenses.

Risks Related to Our Stock

     There are a substantial number of shares of our common stock eligible for future sale in the public market. The sale of these shares could cause the market price of our common stock to fall. Any future equity issuances by us may have dilutive and other effects on our existing stockholders.

     As of January 19, 2005, there were approximately 14.8 million shares of our common stock outstanding, and in addition, security holders held options, warrants and preferred stock which, if exercised or converted, would obligate us to issue up to approximately 10 million additional shares of common stock. A substantial number of those shares, when we issue them upon conversion or exercise, will be available for immediate resale in the public market. In addition, this prospectus relates to the sale of up to $100 million of our securities, some or all of which may be shares of our common stock or securities convertible into or exercisable for shares of our common stock, and all of which would be available for immediate resale in the market. In accordance with the rules applicable to “shelf” registrations of this type, we may issue and sell all of these securities within two years after the date of this prospectus. If we were to sell the full $100 million available under this prospectus as common stock at a price equal to the current market price of our common stock as of the date of this prospectus, we would issue approximately 16.0 million new shares of our common stock. The market price of our common stock could fall as a result of resales of any of these shares of common stock due to the increased number of shares available for sale in the market.

     We have financed our operations, and for the foreseeable future we expect to continue to finance a substantial portion of our operating cash requirements, primarily by issuing and selling our common stock or securities convertible into or exercisable for shares of our common stock. Any issuances by us of equity securities may be at or below the prevailing market price of our common stock and may have a dilutive impact on our other stockholders. These issuances would also cause our net income, if any, to decrease or our loss per share to decrease in future periods. As a result, the market price of our common stock could drop.

     The market price and volume of our common stock fluctuate significantly and could result in substantial losses for individual investors.

     The stock market from time to time experiences significant price and volume fluctuations that are unrelated to the operating performance of particular companies. These broad market fluctuations may cause the market price and volume of our common stock to decrease. In addition, the market price and volume of our common stock is highly volatile. Factors that may cause the market price and volume of our common stock to decrease include fluctuations in our results of operations, timing and announcements of our technological innovations or new products or those of our competitors, FDA and foreign regulatory actions, developments with respect to patents and proprietary rights, public concern as to the safety of products developed by us or others, changes in health care policy in the United States and in foreign countries, changes in stock market analyst recommendations regarding our common stock, the pharmaceutical industry generally and general market conditions. In addition, the market price and volume of our common stock may decrease if our results of operations fail to meet the expectations of stock market analysts and investors. While a decrease in market price could result in direct economic loss for an individual investor, low trading volume could limit an individual investor’s ability to sell our common stock, which could result in substantial economic loss as well. During 2003, the price of our common stock ranged between $1.66 and $10.37, and the daily trading volume was as high as 3,338,000 shares and as low as 1,300 shares. During 2004, the price of our common stock ranged between $4.41 and $10.13, and the daily trading volume has been as high as 1,391,800 shares and as low as 9,900 shares.

     Provisions of our charter, bylaws and stockholder rights plan may make it more difficult for someone to acquire control of us or replace current management even if doing so would benefit our stockholders, which may lower the price an acquirer or investor would pay for our stock.

     Provisions of our certificate of incorporation, as amended, and bylaws may make it more difficult for someone to acquire control of us or replace our current management. These provisions include:

•	the ability of our board of directors to amend our bylaws without stockholder approval;

•	the inability of stockholders to call special meetings;

•	the ability of members of the board of directors to fill vacancies on the board of directors;

•	the inability of stockholders to act by written consent, unless such consent is unanimous;

•	the establishment of advance notice requirements for nomination for election to our board of directors or for proposing matters that can be acted on by stockholders at stockholder meetings.

     These provisions may make it more difficult for stockholders to take certain corporate actions and could delay, discourage or prevent someone from acquiring our business or replacing our current management, even if doing so would benefit our stockholders. These provisions could limit the price that certain investors might be willing to pay for shares of our common stock.

     In December 2000, we adopted a stockholder rights plan pursuant to which we distributed rights to purchase units of our Series B junior participating preferred stock. The rights become exercisable upon the earlier of ten days after a person or group of affiliated or associated persons has acquired 20% or more of the outstanding shares of our common stock or ten business days after a tender offer has commenced that would result in a person or group beneficially owning 20% or more of our outstanding common stock. These rights could delay or discourage someone from acquiring our business, even if doing so would benefit our stockholders. We currently have no stockholders who own 20% or more of the outstanding shares of our common stock.

     We do not anticipate declaring any cash dividends on our common stock.

     We have never declared or paid cash dividends on our common stock and do not plan to pay any cash dividends in the near future. Our current policy is to retain all funds and any earnings for use in the operation and expansion of our business.

RATIO OF EARNINGS TO FIXED CHARGES

     Our ratio of earnings to fixed charges are as follows for the periods indicated:

	Year Ended December 31,					Nine Months Ended September 30,
	1999	2000	2001	2002	2003	2004
Ratio of earnings to fixed charges(1)	N/A	N/A	N/A	N/A	N/A	N/A

(1)	Earnings have been inadequate to cover fixed charges. The dollar amount of the coverage deficiency was approximately $25,990,000, $46,548,000, $27,787,000, $17,634,000, $10,390,000 for each of the years in the five year period ended December 31, 2003, and $8,809,000 for the nine-month period ended September 30, 2004.

     The ratios of earnings to fixed charges were computed by dividing earnings by fixed charges. For this purpose, earnings consist of pre-tax loss before minority interest in loss of consolidated subsidiary and fixed charges included in the determination of pre-tax loss. Fixed charges consist of interest costs, whether expensed or capitalized, the amortization of debt discount and issuance costs, the interest factor of rental expense and preference security dividends of consolidated subsidiary. Preference security dividends of consolidated subsidiary are presented on a pre-tax basis, assuming a 40% tax rate.

RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED SHARE DIVIDENDS

     Our ratio of earnings to combined fixed charges and preferred share dividends are as follows for the periods indicated:

	Year Ended December 31,					Nine Months Ended September 30,
	1999	2000	2001	2002	2003	2004
Ratio of earnings to combined fixed charges and preferred share dividends (1)	N/A	N/A	N/A	N/A	N/A	N/A

(1)	Earnings have been inadequate to cover fixed charges and preferred dividends. The dollar amount of the coverage deficiency was approximately $26,217,000, $46,548,000, $29,147,000, $17,634,000, $10,792,000 for each of the years in the five year period ended December 31, 2003, and $9,026,000 for the nine-month period ended September 30, 2004.

     The ratio of earnings to fixed charges and preferred dividends is calculated in a similar manner to the ratio of earnings to fixed charges, except that preference dividends of Spectrum Pharmaceuticals are included in fixed charges on a pre-tax basis, assuming a 40% tax rate. The deficiency amount is the amount of earnings required for a ratio of 1.0x.

FORWARD-LOOKING STATEMENTS

     This prospectus and the documents incorporated by reference into this prospectus contain forward-looking statements that are based on current expectations, estimates and projections about our industry, management’s beliefs, and assumptions made by management. Words such as “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” and variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict; therefore, actual results may differ materially from those expressed or forecasted in any forward-looking statements. The risks and uncertainties include those noted in “Risk Factors” above and in the documents incorporated by reference.

     We undertake no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise, except to the extent that we are required to do so by law. We also may make additional disclosures in our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K that we may file from time to time with the Securities and Exchange Commission, or SEC. Please also note that we provide a cautionary discussion of risks and uncertainties under the section entitled “Risk Factors” in our Annual Report on Form 10-K. These are factors that we think could cause our actual results to differ materially from expected results. Other factors besides those listed here could also adversely affect us. This discussion is provided as permitted by the Private Securities Litigation Reform Act of 1995.

USE OF PROCEEDS

     Unless we indicate otherwise in the applicable prospectus supplement, the net proceeds from the sale of the securities offered from time to time hereby will be used for general corporate purposes, including, without limitation, making acquisitions of assets, businesses or securities, share repurchases and capital expenditures and for working capital. When a particular series of securities is offered, the prospectus supplement relation thereto will set forth our intended use of the net proceeds we receive from the sale of the securities. Pending the application of the net proceeds, we may invest the proceeds in short-term, interest-bearing instruments or other securities.

     We will not receive any of the proceeds from sales of our common stock by selling stockholders.

DILUTION

     The net tangible book value of our common stock on September 30, 2004 was approximately $33.9 million, or approximately $2.37 per share. Net tangible book value per share represents the amount of our total tangible assets, less our total liabilities and the aggregate liquidation preference of our preferred stock outstanding, divided by the total number of shares of our common stock outstanding. The number of shares of our common stock outstanding may be increased by shares issued upon conversion of preferred stock, payment of dividends, exercise of warrants or exercise of options, and, to the extent warrants and options are exercised for cash, the net tangible book value of our common stock may increase. If all the warrants for which the shares of our common stock that are issuable upon exercise of the warrants which are being offered pursuant to this prospectus were exercised for cash (less estimated costs associated with the financing and the warrants), the net tangible book value of our common stock would be approximately $34.9 million, or approximately $2.43 per share, excluding the effect of any other transactions occurring after September 30, 2004. Since we will not receive any of the proceeds from the sale of common stock sold by the selling stockholders under this prospectus, the net tangible book value of our common stock will not be increased as a result of such sales, nor will the number of shares outstanding be affected by such sales. Consequently, there will be no change in net tangible book value per share of our common stock as a result of any sales made by the selling stockholders under this prospectus. However, any dilution to new investors will represent the difference between the amount per share paid by purchasers of shares of our common stock from the selling stockholders in this offering and the net tangible book value per share of our common stock at the time of the purchase.

          It is not possible to estimate the effects on our net tangible book value per share of our common stock of issuances by us of the securities included in this prospectus as primary offering securities until the type, terms and pricing of such primary offering securities have been determined. We will include additional disclosure regarding dilution in the applicable prospectus supplement relating to each issuance of primary offering securities under this prospectus.

PLAN OF DISTRIBUTION

     We may sell the securities described in this prospectus and any accompanying prospectus supplement, and any of the selling stockholders may sell shares of our common stock described in this prospectus and any accompanying prospectus supplement, from time to time in one or more transactions

•	to purchasers directly;

•	to underwriters for public offering and sale by them;

•	through agents;

•	through dealers; or

•	through a combination of any of the foregoing methods of sale.

     We or the selling stockholders may distribute the securities from time to time in one or more transactions at:

•	a fixed price or prices, which may be changed;

•	market prices prevailing at the time of sale;

•	prices related to such prevailing market prices; or

•	negotiated prices.

Direct Sales

          We and/or any selling stockholder may sell the securities directly to institutional investors or others. A prospectus supplement will describe the terms of any sale of securities we are offering hereunder.

To Underwriters

          The applicable prospectus supplement will name any underwriter involved in a sale of securities. Underwriters may offer and sell securities at a fixed price or prices, which may be changed, or from time to time at market prices or at negotiated prices. Underwriters may be deemed to have received compensation from us from sales of securities in the form of underwriting discounts or commissions and may also receive commissions from purchasers of securities for whom they may act as agent.

          Underwriters may sell securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions (which may be changed from time to time) from the purchasers for whom they may act as agent.

          Unless otherwise provided in a prospectus supplement, the obligations of any underwriters to purchase securities or any series of securities will be subject to certain conditions precedent, and the underwriters will be obligated to purchase all such securities if any are purchased.

Through Agents and Dealers

          We and/or any selling stockholder will name any agent involved in a sale of securities, as well as any commissions payable by us to such agent, in a prospectus supplement. Unless we indicate differently in the prospectus supplement, any such agent will be acting on a reasonable efforts basis for the period of its appointment.

          If we and/or any selling stockholder utilize a dealer in the sale of the securities being offered pursuant to this prospectus, the securities will be sold to the dealer, as principal. The dealer may then resell the securities to the public at varying prices to be determined by the dealer at the time of resale.

Delayed Delivery Contracts

          If specified in the applicable prospectus supplement, we and/or any selling stockholder will authorize underwriters, dealers and agents to solicit offers by certain institutions to purchase securities pursuant to contracts providing for payment and delivery on future dates. Such contracts will be subject to only those conditions set forth in the applicable prospectus supplement.

          The underwriters, dealers and agents will not be responsible for the validity or performance of the contracts. We and/or any selling stockholders will set forth in the prospectus supplement relating to the contracts the price to be paid for the securities, the commissions payable for solicitation of the contracts and the date in the future for delivery of the securities.

General Information

          Underwriters, dealers and agents participating in a sale of the securities may be deemed to be underwriters as defined in the Securities Act, and any discounts and commissions received by them and any profit realized by them on resale of the securities may be deemed to be underwriting discounts and commissions, under the Securities Act. We and/or any selling stockholder may have agreements with underwriters, dealers and agents to indemnify them against certain civil liabilities, including liabilities under the Securities Act, and to reimburse them for certain expenses.

          Underwriters or agents and their associates may be customers of, engage in transactions with or perform services for us or our affiliates in the ordinary course of business.

          Unless we indicate differently in a prospectus supplement, we will not list the securities on any securities exchange, other than shares of our common stock. The securities, except for our currently issued class of common stock, will be a new issue of securities with no established trading market. Any underwriters that purchase securities for public offering and sale may make a market in such securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. We make no assurance as to the liquidity of or the trading markets for any securities.

          To facilitate our offering of securities, certain persons participating in our offering may engage in transactions that stabilize, maintain, or otherwise affect the price of the securities. This may include over-allotments or short sales of the securities, which involve the sale by persons participating in an offering of more securities than we sold to them. In these circumstances, these persons would cover the over-allotments or short positions by making purchases in the open market or by exercising their over-allotment option, if any. In addition, these persons may stabilize or maintain the price of the securities by bidding for or purchasing securities in the open market or by imposing penalty bids, whereby selling concessions allowed to dealers participating in the offering may be reclaimed if securities sold by them are repurchased in connection with stabilization transactions. The effect of these transactions may be to stabilize or maintain the market price of the securities at a level above that which might otherwise prevail in the open market. These transactions may be discontinued at any time.

DESCRIPTION OF SECURITIES

          The following is a general description of the terms and provisions of the securities we may offer and sell by this prospectus. These summaries are not meant to be a complete description of each security. This prospectus and any accompanying prospectus supplement will contain the material terms and conditions for each security. The accompanying prospectus supplement may add, update or change the terms and conditions of the securities as described in this prospectus.

DESCRIPTION OF DEBT SECURITIES

          This prospectus describes the general terms and provisions of the debt securities we may offer from time to time. When we offer to sell a particular series of debt securities, we will describe the specific terms of the series in a supplement to this prospectus. We will also indicate in the supplement whether the general terms and provisions described in this prospectus apply to a particular series of debt securities.

          We may offer debt securities in the form of either senior debt securities or subordinated debt securities. Unless otherwise specified in a supplement to this prospectus, the debt securities will be our direct, unsecured obligations and will rank equally with all of our other unsecured and unsubordinated indebtedness.

          The debt securities will be issued under an indenture between us and a trustee. We have summarized the select portions of the indenture below. The summary is not complete. The form of indenture has been incorporated by reference as an exhibit to the registration statement and you should read the indenture for provisions that may be important to you. Capitalized terms used in the summary have the meanings specified in the indenture.

General

          The terms of each series of debt securities, will be established by or pursuant to a resolution of our Board of Directors and set forth or determined in the manner provided in an officers certificate or by a supplemental indenture. The particular terms of each series of debt securities will be described in a prospectus supplement relating to such series, including any pricing supplement.

          We can issue an unlimited amount of debt securities under the indenture that may be in one or more series with the same or various maturities, at par, at a premium, or at a discount. We will set forth in a prospectus supplement, including any pricing supplement, relating to any series of debt securities being offered, the aggregate principal amount and the following terms of the debt securities:

•	the title of the debt securities;

•	the price or prices, expressed as a percentage of the principal amount, at which we will sell the debt securities;

•	any limit on the aggregate principal amount of the debt securities;

•	the date or dates on which we will pay the principal on the debt securities;

•	the rate or rates, which may be fixed or variable, per annum or the method used to determine the rate or rates (including any commodity, commodity index, stock exchange index or financial index) at which the debt securities will bear interest, the date or dates from which interest will accrue, the date or dates on which interest will commence and be payable and any regular record date for the interest payable on any interest payment date;

•	the place or places where principal of, premium and interest on the debt securities will be payable, where the debt securities of such series may be surrendered for registration of transfer or exchange and where notices and demands to or upon us in respect of the debt securities of such series and the Indenture may be served, and the method of such payment;

•	the terms and conditions upon which we may redeem the debt securities;

•	any obligation we have to redeem or purchase the debt securities pursuant to any sinking fund or analogous provisions or at the option of a holder of debt securities;

•	the dates on which and the price or prices at which we will repurchase debt securities at the option of the holders of debt securities and other detailed terms and provisions of these repurchase obligations;

•	the denominations in which the debt securities will be issued, if other than denominations of $1,000 and any integral multiple thereof;

•	whether the debt securities will be issued in the form of certificated debt securities or global debt securities;

•	the portion of principal amount of the debt securities payable upon declaration of acceleration of the maturity date, if other than the principal amount;

•	the currency of denomination of the debt securities;

•	the designation of the currency, currencies or currency units in which payment of principal of, premium and interest on the debt securities will be made;

•	if payments of principal of, premium or interest on the debt securities will be made in one or more currencies or currency units other than that or those in which the debt securities are denominated, the manner in which the exchange rate with respect to these payments will be determined;

•	the manner in which the amounts of payment of principal of, premium or interest on the debt securities will be determined, if these amounts may be determined by reference to an index based on a currency or currencies other than that in which the debt securities are denominated or designated to be payable or by reference to a commodity, commodity index, stock exchange index or financial index;

•	any provisions relating to any security provided for the debt securities;

•	any addition to or change in the events of default described in this prospectus or in the indenture with respect to the debt securities and any change in the acceleration provisions described in this prospectus or in the indenture with respect to the debt securities;

•	any addition to or change in the covenants described in this prospectus or in the indenture with respect to the debt securities;

•	any other terms of the debt securities, which may modify or delete any provision of the indenture as it applies to that series; and

•	any depositaries, interest rate calculation agents, exchange rate calculation agents or other agents with respect to the debt securities.

          In addition, the indenture does not limit our ability to issue convertible or subordinated debt securities. Any conversion or subordination provisions of a particular series of debt securities will be set forth in the officer’s certificate or supplemental indenture related to that series of debt securities and will be described in the relevant prospectus supplement. Such terms may include provisions for conversion, either mandatory, at the option of the holder or at our option, in which case the number of shares of common stock or other securities to be received by the holders of debt securities would be calculated as of a time and in the manner stated in the prospectus supplement.

          We may issue debt securities that provide for an amount less than their stated principal amount to be due and payable upon declaration of acceleration of their maturity pursuant to the terms of the indenture. We will provide you with information on the federal income tax considerations and other special considerations applicable to any of these debt securities in the applicable prospectus supplement.

          If we denominate the purchase price of any of the debt securities in a foreign currency or currencies or a foreign currency unit or units, or if the principal of and any premium and interest on any series of debt securities is payable in a foreign currency or currencies or a foreign currency unit or units, we will provide you with information on the restrictions, elections, general tax considerations, specific terms and other information with respect to that issue of debt securities and such foreign currency or currencies or foreign currency unit or units in the applicable prospectus supplement.

Transfer and Exchange

          Each debt security will be represented by either one or more global securities registered in the name of The Depository Trust Company, as Depositary, or a nominee (we will refer to any debt security represented by a global debt security as a “book-entry debt security”), or a certificate issued in definitive registered form (we will refer to any debt security represented by a certificated security as a “certificated debt security”) as set forth in the applicable prospectus supplement. Except as set forth under the heading “Global Debt Securities and Book-Entry System” below, book-entry debt securities will not be issuable in certificated form.

          Certificated Debt Securities. You may transfer or exchange certificated debt securities at any office we maintain for this purpose in accordance with the terms of the indenture. No service charge will be made for any transfer or exchange of certificated debt securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with a transfer or exchange.

          You may effect the transfer of certificated debt securities and the right to receive the principal of, premium and interest on certificated debt securities only by surrendering the certificate representing those certificated debt securities and either reissuance by us or the trustee of the certificate to the new holder or the issuance by us or the trustee of a new certificate to the new holder.

          Global Debt Securities and Book-Entry System. Each global debt security representing book-entry debt securities will be deposited with, or on behalf of, the depositary, and registered in the name of the depositary or a nominee of the depositary.

          The depositary has indicated it intends to follow the following procedures with respect to book-entry debt securities.

          Ownership of beneficial interests in book-entry debt securities will be limited to persons that have accounts with the depositary for the related global debt security, which we refer to as participants, or persons that may hold interests through participants. Upon the issuance of a global debt security, the depositary will credit, on its book-entry registration and transfer system, the participants’ accounts with the respective principal amounts of the book-entry debt securities represented by such global debt security beneficially owned by such participants. The accounts to be credited will be designated by any dealers, underwriters or agents participating in the distribution of the book-entry debt securities. Ownership of book-entry debt securities will be shown on, and the transfer of such ownership interests will be effected only through, records maintained by the depositary for the related global debt security (with respect to interests of participants) and on the records of participants (with respect to interests of persons holding through participants). The laws of some states may require that certain purchasers of securities take physical delivery of such securities in definitive form. These laws may impair the ability to own, transfer or pledge beneficial interests in book-entry debt securities.

          So long as the depositary for a global debt security, or its nominee, is the registered owner of that global debt security, the depositary or its nominee, as the case may be, will be considered the sole owner or holder of the book-entry debt securities represented by such global debt security for all purposes under the indenture. Except as described below, beneficial owners of book-entry debt securities will not be entitled to have securities registered in their names, will not receive or be entitled to receive physical delivery of a certificate in definitive form representing securities and will not be considered the owners or holders of those securities under the indenture. Accordingly, each person beneficially owning book-entry debt securities must rely on the procedures of the depositary for the related global debt security and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, to exercise any rights of a holder under the indenture.

          We understand, however, that under existing industry practice, the depositary will authorize the persons on whose behalf it holds a global debt security to exercise certain rights of holders of debt securities, and the indenture provides that we, the trustee and our respective agents will treat as the holder of a debt security the persons specified in a written statement of the depositary with respect to that global debt security for purposes of obtaining any consents or directions required to be given by holders of the debt securities pursuant to the indenture.

          We will make payments of principal of, and premium and interest on book-entry debt securities to the depositary or its nominee, as the case may be, as the registered holder of the related global debt security. Our company, the trustee and any other agent of ours or agent of the trustee will not have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a global debt security or for maintaining, supervising or reviewing any records relating to beneficial ownership interests.

          We expect that the depositary, upon receipt of any payment of principal of, premium or interest on a global debt security, will immediately credit participants’ accounts with payments in amounts proportionate to the respective amounts of book-entry debt securities held by each participant as shown on the records of such depositary. We also expect that payments by participants to owners of beneficial interests in book-entry debt securities held through those participants will be governed by standing customer instructions and customary practices, as is now the case with the securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of those participants.

          We will issue certificated debt securities in exchange for each global debt security if the depositary is at any time unwilling or unable to continue as depositary or ceases to be a clearing agency registered under the Exchange Act, and a successor depositary registered as a clearing agency under the Exchange Act is not appointed by us within 90 days. In addition, we may at any time and in our sole discretion determine not to have the book-entry debt securities of any series represented by one or more global debt securities and, in that event, will issue certificated debt securities in exchange for the global debt securities of that series. Global debt securities will also be exchangeable by the holders for certificated debt securities if an event of default with respect to the book-entry debt securities represented by those global debt securities has occurred and is continuing. Any certificated debt securities issued in exchange for a global debt security will be registered in such name or names as the depositary shall instruct the trustee. We expect that such instructions will be based upon directions received by the depositary from participants with respect to ownership of book-entry debt securities relating to such global debt security.

          We have obtained the foregoing information concerning the depositary and the depositary’s book-entry system from sources we believe to be reliable, but we take no responsibility for the accuracy of this information.

No Protection in the Event of a Change of Control

          Unless we state otherwise in the applicable prospectus supplement, the debt securities will not contain any provisions which may afford holders of the debt securities protection in the event we have a change in control or in the event of a highly leveraged transaction (whether or not such transaction results in a change in control), which could adversely affect holders of debt securities.

Covenants

          We will set forth in the applicable prospectus supplement any restrictive covenants applicable to any issue of debt securities.

Consolidation, Merger and Sale of Assets

          We may not consolidate with or merge with or into, or convey, transfer or lease all or substantially all of our properties and assets to, any person, which we refer to as a successor person, unless:

•	we are the surviving corporation or the successor person (if other than Spectrum) is a corporation organized and validly existing under the laws of any U.S. domestic jurisdiction and expressly assumes our obligations on the debt securities and under the indenture;

•	immediately after giving effect to the transaction, no event of default, and no event which, after notice or lapse of time, or both, would become an event of default, shall have occurred and be continuing under the indenture; and

•	certain other conditions are met.

Events of Default

     Event of default means, with respect to any series of debt securities, any of the following:

•	default in the payment of any interest upon any debt security of that series when it becomes due and payable, and continuance of that default for a period of 30 days (unless the entire amount of the payment is deposited by us with the trustee or with a paying agent prior to the expiration of the 30-day period);

•	default in the payment of principal of or premium on any debt security of that series when due and payable;

•	default in the deposit of any sinking fund payment, when and as due in respect of any debt security of that series;

•	default in the performance or breach of any other covenant or warranty by us in the indenture (other than a covenant or warranty that has been included in the indenture solely for the benefit of a series of debt securities other than that series), which default continues uncured for a period of 60 days after we receive written notice from the trustee or we and the trustee receive written notice from the holders of not less than a majority in principal amount of the outstanding debt securities of that series as provided in the indenture;

•	certain events of bankruptcy, insolvency or reorganization of our company; and

•	any other event of default provided with respect to debt securities of that series that is described in the applicable prospectus supplement accompanying this prospectus.

          No event of default with respect to a particular series of debt securities (except as to certain events of bankruptcy, insolvency or reorganization) necessarily constitutes an event of default with respect to any other series of debt securities. The occurrence of an event of default may constitute an event of default under any bank credit agreements we may have in existence from time to time. In addition, the occurrence of certain events of default or an acceleration under the indenture may constitute an event of default under certain of our other indebtedness outstanding from time to time.

          If an event of default with respect to debt securities of any series at the time outstanding occurs and is continuing, then the trustee or the holders of not less than a majority in principal amount of the outstanding debt securities of that series may, by a notice in writing to us (and to the trustee if given by the holders), declare to be due and payable immediately the principal (or, if the debt securities of that series are discount securities, that portion of the principal amount as may be specified in the terms of that series) of and accrued and unpaid interest, if any, on all debt securities of that series. In the case of an event of default resulting from certain events of bankruptcy, insolvency or reorganization, the principal (or such specified amount) of and accrued and unpaid interest, if any, on all outstanding debt securities will become and be immediately due and payable without any declaration or other act on the part of the trustee or any holder of outstanding debt securities. At any time after a declaration of acceleration with respect to debt securities of any series has been made, but before a judgment or decree for payment of the money due has been obtained by the trustee, the holders of a majority in principal amount of the outstanding debt securities of that series may rescind and annul the acceleration if all events of default, other than the non-payment of accelerated principal and interest, if any, with respect to debt securities of that series, have been cured or waived as provided in the indenture. We refer you to the prospectus supplement relating to any series of debt securities that are discount securities for the particular provisions relating to acceleration of a portion of the principal amount of such discount securities upon the occurrence of an event of default.

          The indenture provides that the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any holder of outstanding debt securities, unless the trustee receives indemnity satisfactory to it against any loss, liability or expense. Subject to certain rights of the trustee, the holders of a majority in principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the debt securities of that series.

          No holder of any debt security of any series will have any right to institute any proceeding, judicial or otherwise, with respect to the indenture or for the appointment of a receiver or trustee, or for any remedy under the indenture, unless:

•	that holder has previously given to the trustee written notice of a continuing event of default with respect to debt securities of that series; and

•	the holders of at least a majority in principal amount of the outstanding debt securities of that series have made written request, and offered reasonable indemnity, to the trustee to institute the proceeding as trustee, and the trustee has not received from the holders of a majority in principal amount of the outstanding debt securities of that series a direction inconsistent with that request and has failed to institute the proceeding within 60 days.

          Notwithstanding the foregoing, the holder of any debt security will have an absolute and unconditional right to receive payment of the principal of, premium and any interest on that debt security on or after the due dates expressed in that debt security and to institute suit for the enforcement of payment.

          The indenture requires us, within 120 days after the end of our fiscal year, to furnish to the trustee a statement as to compliance with the indenture. The indenture provides that the trustee may withhold notice to the holders of debt securities of any series of any default or event of default (except in payment on any debt securities of that series) with respect to debt securities of that series if it in good faith determines that withholding notice is in the interest of the holders of those debt securities.

Modification and Waiver

          We may modify and amend the indenture with the consent of the holders of at least a majority in principal amount of the outstanding debt securities of each series affected by the modifications or amendments. We may not make any modification or amendment without the consent of the holders of each affected debt security then outstanding if that amendment will:

•	reduce the amount of debt securities whose holders must consent to an amendment or waiver;

•	reduce the rate of or extend the time for payment of interest (including default interest) on any debt security;

•	reduce the principal of or premium on or change the fixed maturity of any debt security or reduce the amount of, or postpone the date fixed for, the payment of any sinking fund or analogous obligation with respect to any series of debt securities;

•	reduce the principal amount of discount securities payable upon acceleration of maturity;

•	waive a default in the payment of the principal of, premium or interest on any debt security (except a rescission of acceleration of the debt securities of any series by the holders of at least a majority in aggregate principal amount of the then outstanding debt securities of that series and a waiver of the payment default that resulted from such acceleration);

•	make the principal of or premium or interest on any debt security payable in currency other than that stated in the debt security;

•	make any change to certain provisions of the indenture relating to, among other things, the right of holders of debt securities to receive payment of the principal of, premium and interest on those debt securities and to institute suit for the enforcement of any such payment and to waivers or amendments; or

•	waive a redemption payment with respect to any debt security.

          Except for certain specified provisions, the holders of at least a majority in principal amount of the outstanding debt securities of any series may on behalf of the holders of all debt securities of that series waive our compliance with provisions of the indenture. The holders of a majority in principal amount of the outstanding debt securities of any series may on behalf of the holders of all the debt securities of such series waive any past default under the indenture with respect to that series and its consequences, except a default in the payment of the principal of, premium or any interest on any debt security of that series or in respect of a covenant or provision, which cannot be modified or amended without the consent of the holder of each outstanding debt security of the series affected; provided, however, that the holders of a majority in principal amount of the outstanding debt securities of any series may rescind an acceleration and its consequences, including any related payment default that resulted from the acceleration.

Defeasance of Debt Securities and Certain Covenants in Certain Circumstances

          Legal Defeasance. The indenture provides that, unless otherwise provided by the terms of the applicable series of debt securities, we may be discharged from any and all obligations in respect of the debt securities of any series (except for certain obligations to register the transfer or exchange of debt securities of such series, to replace stolen, lost or mutilated debt securities of such series, and to maintain paying agencies and certain provisions relating to the treatment of funds held by paying agents). We will be so discharged upon the deposit with the trustee, in trust, of money and/or U.S. government obligations or, in the case of debt securities denominated in a single currency other than U.S. dollars, foreign government obligations, that, through the payment of interest and principal in accordance with their terms, will provide money in an amount sufficient in the opinion of a nationally recognized firm of independent public accountants to pay and discharge each installment of principal, premium and interest on and any mandatory sinking fund payments in respect of the debt securities of that series on the stated maturity of those payments in accordance with the terms of the indenture and those debt securities.

          This discharge may occur only if, among other things, we have delivered to the trustee an opinion of counsel stating that we have received from, or there has been published by, the United States Internal Revenue Service a ruling or, since the date of execution of the indenture, there has been a change in the applicable United States federal income tax law, in either case to the effect that, and based thereon such opinion shall confirm that, the holders of the debt securities of that series will not recognize income, gain or loss for United States federal income tax purposes as a result of the deposit, defeasance and discharge and will be subject to United States federal income tax on the same amounts and in the same manner and at the same times as would have been the case if the deposit, defeasance and discharge had not occurred.

          Defeasance of Certain Covenants. The indenture provides that, unless otherwise provided by the terms of the applicable series of debt securities, upon compliance with certain conditions:

•	we may omit to comply with the covenant described under the heading “Consolidation, Merger and Sale of Assets” and certain other covenants set forth in the indenture, as well as any additional covenants which may be set forth in the applicable prospectus supplement; and

•	any omission to comply with those covenants will not constitute a default or an event of default with respect to the debt securities of that series, or covenant defeasance.

          The conditions include:

•	depositing with the trustee money and/or U.S. government obligations or, in the case of debt securities denominated in a single currency other than U.S. dollars, foreign government obligations, that, through the payment of interest and principal in accordance with their terms, will provide money in an amount sufficient in the opinion of a nationally recognized firm of independent public accountants to pay and discharge each installment of principal of, premium and interest on and any mandatory sinking fund payments in respect of the debt securities of that series on the stated maturity of those payments in accordance with the terms of the indenture and those debt securities; and

•	delivering to the trustee an opinion of counsel to the effect that the holders of the debt securities of that series will not recognize income, gain or loss for United States federal income tax purposes as a result of the deposit and related covenant defeasance and will be subject to United States federal income tax on the same amounts and in the same manner and at the same times as would have been the case if the deposit and related covenant defeasance had not occurred.

          Covenant Defeasance and Events of Default. In the event we exercise our option to effect covenant defeasance with respect to any series of debt securities and the debt securities of that series are declared due and payable because of the occurrence of any event of default, the amount of money and/or U.S. government obligations or foreign government obligations on deposit with the trustee will be sufficient to pay amounts due on the debt securities of that series at the time of their stated maturity but may not be sufficient to pay amounts due on the debt securities of that series at the time of the acceleration resulting from the event of default. However, we shall remain liable for those payments.

          “Foreign Government Obligations” means, with respect to debt securities of any series that are denominated in a currency other than U.S. dollars:

•	direct obligations of the government that issued or caused to be issued such currency for the payment of which obligations its full faith and credit is pledged which are not callable or redeemable at the option of the issuer thereof; or

•	obligations of a person controlled or supervised by or acting as an agency or instrumentality of that government the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by that government which are not callable or redeemable at the option of the issuer thereof.

Governing Law

          The indenture and the debt securities will be governed by, and construed in accordance with, the internal laws of the State of New York.

DESCRIPTION OF CAPITAL STOCK

GENERAL DESCRIPTION OF COMMON STOCK

          The following summary of term of our common stock does not purport to be complete and is subject to and qualified in its entirety by reference to our Charter and Bylaws, copies of which are on file with the Commission. See “Where You Can Find More Information.”

          We have authority to issue 50,000,000 shares of common stock, $.001 par value per share. As of January 19, 2005, we had 14,825,558 shares of common stock outstanding, held of record by approximately 379 stockholders.

Terms

          Holders of our common stock are entitled to one vote per share on all matters to be voted upon by the stockholders. The holders of common stock are not entitled to cumulative voting rights with respect to election of directors, and as a consequence, minority stockholders will not be able to elect directors on the basis of their shares alone. Our Board of Directors currently consists of severn Directors each of whom is elected annually. No dividend on our common stock may be paid unless, at the time of such payment, all accrued dividends on our Series D 8% Cumulative Convertible Voting Preferred Stock have been paid, and we have on hand cash and other liquid assets sufficient to pay in full, in cash, the liquidation preference that would be payable to the holders of the preferred stock, as if such liquidation preference were then payable. Subject to this preference and the preferences that may be applicable to the holders of any other class of our preferred stock, if any, the holders of our common stock are entitled to receive ratably such lawful dividends as may be declared by the Board of Directors.

          In the event of liquidation, dissolution or winding up of Spectrum, before any distribution of our assets shall be made to or set apart for the holders of our common stock, the holders of our Series D 8% Cumulative Convertible Voting Preferred Stock and our Series E Convertible Voting Preferred Stock shall be entitled to receive payment out of our assets in an amount equal to the liquidation preference set forth in the Certificate of Designations for the preferred stock. If the assets available for distribution to stockholders exceed the aggregate amount of the liquidation preference with respect to all shares of the preferred stock then outstanding, then the holders of our common stock shall be entitled to receive, subject to the rights of the holders of any other class of our preferred stock, if any, pro rata all of our remaining assets available for distribution to our stockholders.

          Our common stock has no preemptive or conversion rights, other subscription rights, or redemption or sinking fund provisions. All outstanding shares of our common stock are fully paid and nonassessable. The rights, powers, preferences and privileges of holders of our common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock.

Stockholder Rights Plan

          On December 13, 2000, we adopted a Stockholder Rights Plan pursuant to which we have distributed rights to purchase units of our Series B Junior Participating Preferred Stock. The rights become exercisable upon the earlier of ten days after a person or group of affiliated or associated persons has acquired 20% or more of the outstanding shares of our common stock or ten business days after a tender offer has commenced that would result in a person or group beneficially owning 20% or more of our outstanding common stock, other than pursuant to a transaction approved in advance by our Board of Directors. The description and terms of the rights are set forth in a Rights Agreement between us and U.S. Stock Transfer Corporation, as rights agent, filed with the Securities and Exchange Commission on December 26, 2000, as Exhibit 4.1 to our Form 8-A, as amended by Amendment No. 1 dated July 23, 2003, filed with the Securities and Exchange Commission on August 14, 2003, as Exhibit 4.1 to our Form 10-Q for the period ended June 30, 2003, and Amendments No. 2 and No. 3 dated May 10, 2004, filed with the Securities and Exchange Commission on May 17, 2004 as Exhibits 4.1 and 4.2 respectively to our Form 10-Q for the period ended March 30, 2004.

Certain Provisions of Delaware Law and of the Company’s Charter and Bylaws

          The following paragraphs summarize certain provisions of the Delaware General Corporation Law and the Company’s Charter and Bylaws. The summary does not purport to be complete and is subject to and qualified in its entirety by reference to the DGCL and to the Company’s Charter and Bylaws, copies of which are on file with the Commission. See “Where You Can Find More Information.”

          Our Certificate of Incorporation and Bylaws contain provisions that, together with the ownership position of the officers, directors and their affiliates, could discourage potential takeover attempts and make it more difficult for stockholders to change management, which could adversely affect the market price of our common stock.

          Our Certificate of Incorporation limits the extent to which our directors are personally liable to Spectrum and our stockholders, to the fullest extent permitted by the Delaware General Corporation Law, or DGCL. The inclusion of this provision in our Certificate of Incorporation may reduce the likelihood of derivative litigation against directors and may discourage or deter stockholders or management from bringing a lawsuit against directors for breach of their duty of care.

          Our Bylaws provide that special meetings of stockholders can be called only by the Board of Directors, the Chairman of the Board of Directors or the Chief Executive Officer. Stockholders are not permitted to call a special meeting and cannot require the Board of Directors to call a special meeting. There is no right of stockholders to act by written consent without a meeting, unless the consent is unanimous. Any vacancy on the Board of Directors resulting from death, resignation, removal or otherwise or newly created directorships may be filled only by vote of the majority of directors then in office, or by a sole remaining director. Our Bylaws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, except for nominations made by or at the direction of the board of directors or a committee of the board. See “Terms” above.

          We are subject to the “business combination” statute of the DGCL, an anti-takeover law enacted in 1988. In general, Section 203 of the DGCL prohibits a publicly-held Delaware corporation from engaging in a “business combination” with an “interested stockholder,” for a period of three years after the date of the transaction in which a person became an “interested stockholder,” unless:

•	prior to such date the board of directors of the corporation approved either the “business combination” or the transaction which resulted in the stockholder becoming an “interested stockholder,”

•	upon consummation of the transaction which resulted in the stockholder becoming an “interested stockholder,” the “interested stockholder” owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned (1) by persons who are directors and also officers and (2) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer, or

•	at or subsequent to such time the “business combination” is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of a least 66 2/3% of the outstanding voting stock which is not owned by the “interested stockholder.”

          A “business combination” includes mergers, stock or asset sales and other transactions resulting in a financial benefit to the “interested stockholders.” An “interested stockholder” is a person who, together with affiliates and associates, owns (or within three years, did own) 15% or more of the corporation’s voting stock. Although Section 203 permits us to elect not to be governed by its provisions, we have not made this election. As a result of the application of Section 203, potential acquirers of Spectrum may be discouraged from attempting to effect an acquisition transaction with us, thereby possibly depriving holders of our securities of certain opportunities to sell or otherwise dispose of such securities at above-market prices pursuant to such transactions.

Transfer Agent and Registrar

          The transfer agent and registrar for the common stock is U.S. Stock Transfer Corporation.

GENERAL DESCRIPTION OF PREFERRED STOCK

          The following summary of term of our common stock does not purport to be complete and is subject to and qualified in its entirety by reference to our Charter and Bylaws, copies of which are on file with the Commission. See “Where You Can Find More Information.”

          The Company is authorized to issue a total of 5,000,000 shares of preferred stock. Of the 5,000,000 authorized shares, the Company is authorized to issue 200,000 shares of Series B Junior Participating Preferred Stock, 600 shares of Series D 8% Cumulative Convertible Voting Preferred Stock and 2,000 shares of Series E Convertible Voting Preferred Stock. As of January 19, 2005, 157 shares of Series D 8% Cumulative Convertible Voting Preferred Stock and 291 shares of Series E Convertible Voting Preferred Stock were outstanding.

          Each share of Series D Preferred Stock is convertible into a number of shares of Spectrum common stock equal to the quotient obtained by dividing the sum of a stated value of $10,000 plus all accrued but unpaid dividends on such share by a conversion price of $2.35, subject to adjustment in certain circumstances. Dividends on the Preferred Stock are payable quarterly either in cash or common stock at Spectrum’s discretion.

          Each share of Series E Preferred Stock is convertible into a number of shares of Spectrum common stock equal to the quotient obtained by dividing the sum of a stated value of $10,000 by a conversion price of $5.00, subject to adjustment in certain circumstances. There are no dividends payable on the Preferred Stock.

          Each share of Series D Preferred Stock has a liquidation preference equal to 120% of the stated value of $10,000 plus all accrued but unpaid dividends on such share, subject to adjustment in certain circumstances.

          Each share of Series E Preferred Stock has a liquidation preference equal to 120% of the stated value of $10,000 plus any declared and unpaid dividends on such share, subject to adjustment in certain circumstances.

          Holders of our Series D 8% Cumulative Convertible Voting Preferred Stock (or Series D Preferred Stock) and Series E Convertible Voting Preferred Stock (or Series E Preferred Stock) have full voting rights and powers equal to the voting rights and powers of holders of common stock, and are entitled to the number of votes equal to the number of shares of common stock into which their shares of Series D and Series E Preferred Stock can be converted. Pursuant to the Certificates of Designations for the Series D and Series E Preferred Stock, the number of shares of our common stock that may be acquired by any holder of Series D or Series E Preferred Stock upon any conversion of the preferred stock, or that shall be entitled to voting rights, is limited to the extent necessary to ensure that following such conversion, the number of shares of our common stock then beneficially owned by such holder and any other person or entities whose beneficial ownership of common stock would be aggregated with the holder’s for purposes of the Securities and Exchange Act of 1934, as amended, does not exceed 4.95% of the total number of shares of our common stock then outstanding.

          The following is a general description of the preferred stock we may issue under this prospectus.

Terms

          Preferred stock may be issued form time to time, in one or more series, as authorized by the board of directors. The prospectus supplement relating to the preferred shares offered thereby will include specific terms of any preferred shares offered, including, if applicable:

•	the title of the shares of preferred stock;

•	the number of shares of preferred stock offered, the liquidation preference per share and the offering price of the shares of preferred stock;

•	the dividend rate(s), period(s) and/or payment date(s) or method(s) of calculation thereof applicable to the shares of preferred stock;

•	whether the shares of preferred stock are cumulative or not and, if cumulative, the date from which dividends on the shares of preferred stock shall accumulate;

•	the procedures for any auction and remarketing, if any, for the shares of preferred stock;

•	the provision for a sinking fund, if any, for the shares of preferred stock;

•	the provision for redemption, if applicable, of the shares of preferred stock;

•	any listing of the shares of preferred stock on any securities exchange;

•	the terms and conditions, if applicable, upon which the shares of preferred stock will be convertible into common shares, including the conversion price (or manner of calculation thereof);

•	a discussion of federal income tax considerations applicable to the shares of preferred stock;

•	the relative ranking and preferences of the shares of preferred stock as to dividend rights and rights upon liquidation, dissolution or winding up of our affairs;

•	any limitations on issuance of any series or class of shares of preferred stock ranking senior to or on a parity with such series or class of shares of preferred stock as to dividend rights and rights upon liquidation, dissolution or winding up of our affairs;

•	any other specific terms, preferences, rights, limitations or restrictions of the shares of preferred stock; and

•	any voting rights of such preferred stock.

Rank

          Unless otherwise specified in the applicable prospectus supplement, the shares of preferred stock will rank, with respect to rights to the payment of dividends and distribution of our assets and rights upon liquidation, dissolution or winding up of our affairs:

•	senior to all classes or series of common stock and to all equity securities ranking junior to the preferred stock with respect to dividend rights or rights upon liquidation, dissolution or winding up of our affairs;

•	on a parity will all equity securities issued by us the terms of which specifically provide that such equity securities rank on a parity with the preferred stock with respect to dividend rights or rights upon liquidation, dissolution or winding up of our affairs; and

•	junior to all equity securities issued by us the terms of which specifically provide that such equity securities rank senior to the preferred stock with respect to dividend right or rights upon liquidation, dissolution or winding up of our affairs.

          For these purposes, the term “equity securities” does not include convertible debt securities.

Dividends

          Holders of shares our preferred stock of each series or class shall be entitled to receive, when, as and if authorized and declared by our board of directors, out of our assets legally available for payment, dividends at rates and on dates and terms as will be set forth in the applicable prospectus supplement. Each dividend shall be payable to holders of record as they appear on our stock transfer books on the record dates as shall be fixed by our board of directors.

          Dividends on any series or class of our preferred stock may be cumulative or noncumulative, as provided in the applicable prospectus supplement. Dividends, if cumulative, will be cumulative from and after the date set forth in the applicable prospectus supplement. If our board of directors fails to authorize a dividend payable on a dividend payment date on any series or class of preferred stock for which dividends are noncumulative, then the holders of such series or class of preferred stock will have no right to receive a dividend in respect of the dividend period ending on that dividend payment date, and we will have no obligation to pay the dividend accrued for such period, whether or not dividends on such series or class are declared or paid for any future period.

          If any shares of preferred stock of any series or class are outstanding, no full dividends shall be authorized or paid or set apart for payment on the preferred stock of any other series or class ranking, as to dividends, on a parity with or junior to the preferred stock of that series or class for any period unless:

•	the series or class of preferred stock has a cumulative dividend, then full cumulative dividends have been or contemporaneously are authorized and paid or authorized and a sum sufficient for the payment thereof is set apart for such payment on the shares of such series or class of preferred stock for all past dividend periods and the then current dividend period; or

•	the series or class of preferred stock does not have a cumulative dividend, then full dividends for the then current dividend period have been or contemporaneously are authorized and paid or authorized and a sum sufficient for the payment thereof is set apart for the payment on the shares of such series or class of preferred stock.

          When dividends are not paid in full (or a sum sufficient for the full payment thereof is not set apart) upon the shares of any series or class of preferred stock and the shares of any other series or class of preferred stock ranking on a parity as to dividends with the that series or class of preferred stock, then all dividends authorized on that series or class and any other series or class of preferred stock ranking on a parity as to dividends with that preferred stock shall be authorized pro rata so that the amount of dividends authorized per share on the shares of that series or class of preferred stock and such other series or class of preferred stock shall in all cases bear to each other the same ratio that accrued and unpaid dividends per share on the shares of such series or class of preferred stock (which shall not include any accumulation in respect of unpaid dividends for prior dividend periods if the shares of preferred stock do not have a cumulative dividend) and such other series or class of preferred stock bear to each other. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on shares of such series or class of preferred stock that may be in arrears.

               Except as provided in the immediately preceding paragraph, unless:

•	in the case of a series or class of preferred stock that has a cumulative dividend, full cumulative dividends on the shares of such series or class of preferred stock have been or contemporaneously are authorized and paid or authorized and a sum sufficient for the payment thereof is set apart for payment for all past dividend periods and the then current dividend period; and

•	in the case of a series or class of preferred stock that does not have a cumulative dividend, full dividends on the shares of such series or class of preferred stock have been or contemporaneously are authorized and paid or authorized and a sum sufficient for the payment thereof is set apart for payment for the then current dividend period, then no dividends (other than in the common stock or other stock of ours ranking junior to the shares of that series or class of preferred stock as to dividends and as to the distribution of assets upon liquidation, dissolution or winding up) shall be authorized or paid or set aside for payment nor shall any other distribution be authorized or made on the common stock or any other class or series of stock of ours ranking junior to or on a parity with the shares of that series or class of preferred stock as to dividends or as to the distribution of assets upon liquidation, dissolution or winding up, nor shall any common stock or any other stock of ours ranking junior to or on a parity with the shares of that series or class of preferred stock as to dividends or as to the distribution of assets upon liquidation, dissolution or winding up be redeemed, purchased or otherwise acquired for any consideration (or any amounts be paid to or made available for a sinking fund for the redemption of any shares of any such stock) by us (except by conversion into or exchange for other stock of ours ranking junior to the shares of that series or class of preferred stock as to dividends and as to the distribution of assets upon liquidation, dissolution or winding up).

          Any dividend payment made on shares of a series or class of preferred stock shall first be credited against the earliest accrued but unpaid dividend due with respect to shares of that series or class of preferred stock that remains payable.

          If we properly designate any portion of a dividend as a “capital gain dividend,” a holder’s share of such capital gain dividend will be an amount which bears the same ratio to the total amount of dividends (as determined for federal income tax purposes) paid to such holder for the year as the aggregate amount designated as a capital gain dividend bears to the aggregate amount of all dividends (as determined for federal income tax purposes) paid on all classes of our stock for the year.

Redemption

          If the applicable prospectus supplement so states, the shares of our preferred stock will be subject to mandatory redemption or redemption at our option, in whole or in part, in each case on the terms, at the times and at the redemption prices set forth in that prospectus supplement.

          The prospectus supplement relating to a series or class of preferred stock that is subject to mandatory redemption will specify the number of shares of preferred stock that shall be redeemed by us in each year commencing after a date to be specified, at a redemption price per share to be specified, together with an amount equal to all accumulated and unpaid dividends thereon (which shall not, if such shares of preferred stock does not have a cumulative dividend, include any accumulation in respect of unpaid dividends for prior dividend periods) to the date of redemption. The redemption price may be payable in cash or other property, as specified in the applicable prospectus supplement. If the redemption price for shares of any series or class of preferred stock is payable only from the net proceeds of the issuance of our stock, the terms of that shares of preferred stock may provide that, if no such shares shall have been issued or to the extent the net proceeds from any issuance are insufficient to pay in full the aggregate redemption price then due, that shares of preferred stock shall automatically and mandatorily be converted into shares of our applicable stock pursuant to conversion provisions specified in the applicable prospectus supplement. Notwithstanding the foregoing, unless:

•	in the case of a the series or class of preferred stock that has a cumulative dividend, full cumulative dividends on all outstanding shares of such series or class of preferred stock have been or contemporaneously are authorized and paid or authorized and a sum sufficient for the payment thereof is set apart for payment for all past dividend periods and the then current dividend period; and

•	in the case of a series or class of preferred stock that does not have a cumulative dividend, full dividends on the shares of that series or class of preferred stock have been or contemporaneously are authorized and paid or authorized and a sum sufficient for the payment thereof is set apart for payment for the then current dividend period, then no shares of that series or class of preferred stock shall be redeemed unless all outstanding shares of that series or class of preferred stock are simultaneously redeemed; or

•	in the case of a series or class of preferred stock that has a cumulative dividend, full cumulative dividends on all outstanding shares of that series or class of preferred stock have been or contemporaneously are authorized and paid or authorized and a sum sufficient for the payment thereof is set apart for payment for all past dividend periods and the then current dividend period; and

•	in the case of a series or class of preferred stock that does not have a cumulative dividend, full dividends on the shares of that series or class of preferred stock have been or contemporaneously are authorized and paid or authorized and a sum sufficient for the payment thereof is set apart for payment for the then current dividend period, we shall not purchase or otherwise acquire directly or indirectly any shares of preferred stock of such series or class (then except by conversion into or exchange for stock of ours ranking junior to the shares of that series or class of preferred stock as to dividends and upon liquidation, dissolution and winding up).

          If fewer than all the outstanding shares of any series or class of preferred stock are to be redeemed, the number of shares to be redeemed will be determined by us and those shares may be redeemed pro rata from the holders of record of those shares in proportion to the number of those shares held by such holders (with adjustments to avoid redemption of fractional shares) or any other equitable method determined by us.

          Notice of redemption will be mailed at least 30, but not more than 60, days before the redemption date to each holder of record of a preferred share of any series or class to be redeemed at the address shown on our stock transfer books. Each notice shall state:

•	the redemption date;

•	the number of shares and series or class of the preferred stock to be redeemed;

•	the redemption price;

•	the place or where certificates for the shares of preferred stock are to be surrendered for payment of the redemption price;

•	that dividends on the shares to be redeemed will cease to accumulate on the redemption date; and

•	the date on which the holder’s conversion rights, if any, as to those shares shall terminate.

          If fewer than all the shares of any series or class of preferred stock are to be redeemed, the notice mailed to each holder thereof shall also specify the number of shares of preferred stock to be redeemed from each holder and, upon redemption, a new certificate shall be issued representing the unredeemed shares without cost to the holder thereof. If notice of redemption of any shares of preferred stock has been given and if the funds necessary for the redemption have been irrevocably set aside by us in trust for the benefit of the holders of any shares of preferred stock so called for redemption, then from and after the redemption date dividends will cease to accrue on the shares of preferred stock, the shares of preferred stock shall no longer be deemed outstanding and all rights of the holders of the shares will terminate, except the right to receive the redemption price. In order to facilitate the redemption of shares of any series or class of preferred stock, the board of directors may fix a record date for the determination of shares of the series or class of preferred stock to be redeemed.

          Notwithstanding the foregoing, the persons who were holders of record of shares of any class or series of preferred stock at the close of business on a record date for the payment of dividends will be entitled to receive the dividend payable on the corresponding dividend payment date notwithstanding the redemption of those shares after the record date and on or prior to the dividend payment date or our default in the payment of the dividend due on that dividend payment date. In that case, the amount payable on the redemption of those shares of preferred stock would not include that dividend. Except as provided in the preceding sentence and except to the extent that accrued and unpaid dividends are payable as part of the redemption price, we will make no payment or allowance for unpaid dividends, whether or not in arrears, on shares of preferred stock called for redemption.

          Subject to applicable law and the limitation on purchases when dividends on a series or class of preferred stock are in arrears, we may, at any time and from time to time, purchase any shares of such series or class of preferred stock in the open market, by tender or by private agreement.

Liquidation Preference

          Upon any voluntary or involuntary liquidation, dissolution or winding up of the Company’s affairs, then, before any distribution or payment will be made to the holders of common stock or any other series or class of stock ranking junior to any series or class of the preferred stock in the distribution of assets upon any liquidation, dissolution or winding up, the holders of that series or class of preferred stock shall be entitled to receive, out of our assets but subject to the preferential rights of the holders of shares of any class or series of our stock ranking senior to such series or class of preferred stock with respect to our distribution of assets of liquidation, dissolution or winding up legally available for distribution to shareholders, liquidating distributions in the amount of the liquidation preference per share (set forth in the applicable prospectus supplement), plus an amount equal to all dividends accrued and unpaid thereon (which shall not include any accumulation in respect of unpaid dividends for prior dividend periods if the preferred stock do not have a cumulative dividend). After payment of the full amount of the liquidating distributions to which they are entitled, the holders of preferred stock will have no right or claim to any of our remaining assets. If, upon any such voluntary or involuntary liquidation, dissolution or winding up, the legally available assets are insufficient to pay the amount of the liquidating distributions on all outstanding shares of any series or class of preferred stock and the corresponding amounts payable on all shares of other classes or series of stock of the Company ranking on a parity with that series or class of preferred stock in the distribution of assets upon liquidation, dissolution or winding up, then the holders of that series or class of preferred stock and all other such classes or series of capital stock shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.

          If liquidating distributions shall have been made in full to all holders of any series or class of preferred stock, our remaining assets will be distributed among the holders of any other classes or series of shares ranking junior to that series or class of preferred stock upon liquidation, dissolution or winding up, according to their respective rights and preferences and in each case according to their respective number of shares. For those purposes, the consolidation or merger of us with or into any other entity, or the sale, lease, transfer or conveyance of all or substantially all of our property or business, shall not be deemed to constitute a liquidation, dissolution or winding up of our affairs.

Voting Rights

          Except as set forth below or as otherwise from time to time required by law or as indicated in the applicable prospectus supplement, holders of preferred stock will not have any voting rights.

          Unless provided otherwise in the applicable prospectus supplement, for any class or series of preferred stock, so long as any shares of preferred stock remain outstanding, the company shall not, without the affirmative vote or consent of the holders of at least half of the shares of each class or series of preferred stock outstanding at the time, given in person or by proxy, either in writing or at a meeting (with each class or series of preferred stock that is affected by the following voting separately as a class):

•	authorize or create, or increase the authorized or issued amount of, any class or series of equity securities ranking senior to such class or series of preferred stock with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up or reclassify any of our authorized securities into any such equity securities, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any such equity securities; or

•	amend, alter or repeal the provisions of our certificate of incorporations including the certificate of designations for such class or series of preferred stock, whether by merger, consolidation or otherwise, so as to materially and adversely affect any right, preference, privilege or voting power of such class or series of preferred stock or the holders thereof; provided, however, that any increase in the amount of the authorized shares of preferred stock or the creation or issuance of any other class or series of preferred stock, or any increase in the amount of authorized shares of such class or series or any other class or series of preferred stock, in each case ranking on a parity with or junior to the preferred stock of such class or series with respect to payment of dividends and the distribution of assets upon liquidation, dissolution or winding up of the company, shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers.

          These voting provisions will not apply if, at or prior to the time when the act with respect to which a vote would otherwise be required shall be effected, all outstanding shares of such class or series of preferred stock shall have been redeemed or called for redemption and sufficient funds shall have been irrevocably deposited in trust to effect such redemption.

Conversion Rights

          The terms and conditions, if any, upon which shares of any class or series of preferred stock are convertible into shares of common stock will be set forth in the applicable prospectus supplement relating thereto. Such terms will include the number of shares of common stock into which the shares of preferred stock are convertible, the conversion price (or manner of calculation thereof), the conversion period, provisions as to whether conversion will be at our option or the option of the holders of the preferred stock, the events requiring an adjustment of the conversion price and provisions affecting conversion in the event of the redemption of shares of preferred stock.

Transfer Agent

          The transfer agent and registrar for any series or class of preferred stock will be set forth in the applicable prospectus supplement.

GENERAL DESCRIPTION OF COMMON STOCK WARRANTS

          The following summary of term of our common stock warrants does not purport to be complete and is subject to and qualified in its entirety by reference to our Charter and Bylaws, copies of which are on file with the Commission. See “Where You Can Find More Information.”

          As of January 19, 2005, we had 6,572,996 common stock warrants outstanding, held of record by approximately 89 stockholders, of which 5,320,991 common stock warrants were exercisable. We typically issue warrants to purchase shares of our common stock to investors as part of a financing transaction, or in connection with services rendered by placement agents and outside consultants. Our outstanding warrants expire at varying dates through April 2009.

Terms

          We may issue warrants to purchase shares of our common stock under this prospectus. These warrants may be issued independently or together with any other securities offered pursuant to any prospectus supplement and may be attached to or separate from these securities. Each series of warrants may be issued under a separate warrant agreement to be entered into between us and a warrant agent specified in the applicable prospectus supplement. The warrant agent will act solely as our agent in connection with the warrants and will not assume any obligation or relationship of agency or trust for or with any holder or beneficial owners of the warrants.

          The applicable prospectus supplement will describe the specific terms of the warrants offered thereby, including, where applicable, the following:

•	the title of the warrants;

•	the aggregate number of the warrants;

•	the price or prices at which the warrants will be issued;

•	The designation, number and terms of the shares of common stock purchasable upon exercise of the warrants;

•	the designation and terms of the other securities with which the warrants are issued and the number of the warrants issued with each security;

•	the date, if any, on and after the warrants and the related shares of common stock will be separately transferable;

•	the price at which each share of common stock purchasable upon exercise of the warrants may be purchased;

•	the date on which the right to exercise the warrants shall commence and the date on which that right shall expire;

•	the minimum or maximum number of warrants which may be exercised at any one time;

•	information with respect to book-entry procedures, if any;

•	a discussion of certain material federal income tax considerations; and

•	any other material terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants.

GENERAL DESCRIPTION OF PREFERRED STOCK WARRANTS

               The following summary of term of our preferred stock warrants does not purport to be complete and is subject to and qualified in its entirety by reference to our Charter and Bylaws, copies of which are on file with the Commission. See “Where You Can Find More Information.”

Terms

          We may issue warrants to purchase shares of our preferred stock, which may be issued in one or more classes or series, under this prospectus. These warrants may be issued independently or together with any other securities offered pursuant to any prospectus supplement and may be attached to or separate from these securities. Each series of warrants may be issued under a separate warrant agreement to be entered into between us and a warrant agent specified in the applicable prospectus supplement. The warrant agent will act solely as our agent in connection with the warrants and will not assume any obligation or relationship of agency or trust for or with any holder or beneficial owners of the warrants.

          The applicable prospectus supplement will describe the specific terms of the warrants offered thereby, including, where applicable, the following:

•	the title of the warrants;

•	the aggregate number of the warrants;

•	the price or prices at which the warrants will be issued;

•	The designation, number and terms of the shares of common stock purchasable upon exercise of the warrants;

•	the designation and terms of the other securities with which the warrants are issued and the number of the warrants issued with each security;

•	the date, if any, on and after the warrants and the related shares of common stock will be separately transferable;

•	the price at which each share of common stock purchasable upon exercise of the warrants may be purchased;

•	the date on which the right to exercise the warrants shall commence and the date on which that right shall expire;

•	the minimum or maximum number of warrants which may be exercised at any one time;

•	information with respect to book-entry procedures, if any;

•	a discussion of certain material federal income tax considerations; and

•	any other material terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants.

SELLING STOCKHOLDERS

     The following table sets forth information relating to the selling stockholders’ beneficial ownership of our common stock. The information regarding shares beneficially owned after the offering assumes the sale of all shares offered by the selling stockholders. The percentage ownership data is based on 14,825,558 shares of our common stock issued and outstanding as of January 19, 2005.

     The shares of common stock covered by this prospectus may be sold by the selling stockholders, by those persons or entities to whom it transfers, donates, devises, pledges or distributes its shares or by other successors in interest. We are registering the shares of our common stock for resale by the selling stockholders defined below. The shares are being registered to permit public secondary trading of the shares, and the selling stockholders may offer the shares for resale from time to time.

	Shares of Common				Shares of Common Stock
	Stock Beneficially				Beneficially Owned
	Owned Before Offering		Number of Shares of		Following the Offering(1)
			Common Stock Offered
Name	Number	% of Class	Hereby(2)		Number	% of Class
SCO Capital Partners, LLC (3)	463,516	3.03%	63,970	(4)	399,546	2.61%
Daniel D. Pietro (5)	34,750	*	7,650	(4)	27,100	*
Jeffrey B. Davis (6)	157,275	1.05%	20,000	(4)	137,275	*
Mark Alvino (7)	2,000	*	2,000	(4)	0	*
Preston Tsao (8)	32,380	*	6,380	(4)	26,000	*

* less than 1%.

(1) Assumes the sale by the selling stockholders of all of the shares of common stock available for resale under this Prospectus.

(2) Includes shares of common stock issuable upon exercise of warrants that are not exercisable until April 21, 2005, which shares may be offered for resale under this Prospectus.

(3) Steven H. Rouhandeh, the chairman of SCO Capital Partners LLC, has voting and investment power over the securities beneficially owned by SCO Capital Partners LLC, shares of common stock beneficially owned before and after offering includes 394,219 shares issuable upon exercise of currently exercisable warrants. Number of shares beneficially owned before offering and number of shares offered hereby includes 63,970 shares issuable upon exercise of warrants that are not exercisable until April 21, 2005.

(4) Represents common stock issuable upon exercise of warrants that are not exercisable until April 21, 2005.

(5) Shares of common stock beneficially owned before and after offering includes 27,100 shares issuable upon exercise of currently exercisable warrants. Number of shares beneficially owned before offering and number of shares offered hereby includes 7,650 shares issuable upon exercise of warrants that are not exercisable until April 21, 2005.

(6) Jeffrey B. Davis is a representative of SCO Securities LLC, an affiliate of SCO Capital Partners, LLC. Shares of common stock beneficially owned before and after offering includes 137,275 shares issuable upon exercise of currently exercisable warrants. Number of shares beneficially owned before offering and number of shares offered hereby includes 20,000 shares issuable upon exercise of warrants that are not exercisable until April 21, 2005.

(7) Mark Alvino is a representative of SCO Securities LLC, an affiliate of SCO Capital Partners, LLC. Number of shares beneficially owned before offering and number of shares offered hereby includes 2,000 shares issuable upon exercise of warrants that are not exercisable until April 21, 2005.

(8) Preston Tsao is a representative of SCO Securities LLC, an affiliate of SCO Capital Partners, LLC. Shares of common stock beneficially owned before and after offering includes 26,000 shares issuable upon exercise of currently exercisable warrants. Number of shares beneficially owned before offering and number of shares offered hereby includes 6,380 shares issuable upon exercise of warrants that are not exercisable until April 21, 2005.

     These shares may be sold by a selling stockholder only at such time or times as the selling stockholders is entitled to, and determines to, exercise their contractual right to have such shares sold pursuant to this prospectus.

     All expenses incurred with the shares of common stock owned by the selling stockholders will be borne by us; provided that we will not be obligated to pay any underwriting fees, discounts or commissions in connection with such registration.

Relationships with Selling Stockholders

     SCO Capital Partners, LLC, Jeffrey B. Davis, Daniel DiPietro, Preston Tsao and Mark Alvino. SCO Financial Group LLC (“SCO”) acted as placement agent in connection with financings we completed in May 2003, August, 2003 and September 2003, for which services SCO or its designees received aggregate cash fees of $1,953,000 and warrants to purchase up to 100,000 shares of our common stock at a weighted average exercise price of $4.26 per share. On September 30, 2004, we entered into a settlement agreement with SCO pursuant to which we paid SCO $1,075,000 in cash and issued to SCO’s designees SCO Capital Partners, LLC, Jeffrey B. Davis, Daniel DiPietro, Preston Tsao and Mark Alvino, five year warrants to purchase up to an aggregate of 100,000 shares of Spectrum’s common stock at an exercise price of $10.00 per share, primarily in satisfaction of our obligations in connection with a April 2004 financing transaction. The settlement agreement also terminated the Letter Agreement dated as of February 1, 2003 by and between us and SCO and satisfied all amounts that may have been or may become owed by us to SCO under that agreement. Jeffrey B. Davis, Preston Tsao and Mark Alvino are representatives of SCO Securities, LLC, an affiliate of SCO Capital Partners, LLC. Daniel DiPietro is a former representative of SCO Securities, LLC, an affiliate of SCO Capital Partners, LLC.

VALIDITY OF SECURITIES

     Latham & Watkins LLP, Costa Mesa, California, will pass on the validity of the securities offered by this prospectus.

EXPERTS

     The consolidated financial statements of the Company as of December 31, 2003 and December 31, 2002 and for the year ended December 31, 2003 and December 31, 2002, incorporated by reference in this registration statement have been audited by Kelly & Company, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said report.

     The consolidated financial statements of the Company as of December 31, 2001 and for the year ended December 31, 2001 incorporated by reference in this registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said report. Arthur Andersen LLP has not consented to the inclusion of their report in the registration statement, and in reliance upon Rule 437a of the Securities Act, we have not therefore filed their consent. Because Arthur Andersen LLP has not consented to the inclusion of their report in the registration statement, it may become more difficult for you to seek remedies against Arthur Andersen LLP in connection with any material misstatement or omission that may be contained in our consolidated financial statements and schedules for such periods. In particular, and without limitation, you will not be able to recover against Arthur Andersen LLP under Section 11 of the Securities Act for any untrue statement of a material fact contained in the financial statements audited by Arthur Andersen LLP or any omission of a material fact required to be statement in those financial statements.

LIMITATION ON LIABILITY AND DISCLOSURE OF SEC POSITION ON INDEMNIFICATION FOR
SECURITIES ACT LIABILITIES

     Our bylaws provide for indemnification of our directors and officers to the fullest extent permitted by law. Insofar as indemnification for liabilities under the Securities Act may be permitted to directors, officers or controlling persons of the Company pursuant to the Company’s Certificate of Incorporation, as amended, bylaws and the Delaware General Corporation Law, the Company has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in such Act and is therefore unenforceable.

WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s public reference room at 450 Fifth Street, N.W., Washington, D.C., 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Our SEC filings are also available to the public at the SEC’s web site at http://www.sec.gov.

     The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents instead of having to repeat the information in this prospectus. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until we sell all the securities:

•	Our annual report on Form 10-K for the fiscal year ended December 31, 2003, filed on March 29, 2004, as amended by Amendment No. 1 on Form 10-K/A, filed on April 29, 2004;

•	Our quarterly reports on Form 10-Q for the quarter ended March 31, 2004, filed on May 17, 2004, for the quarter ended June 30, 2004, filed on August 16, 2003 and for the quarter ended September 30, 2004, filed on November 11, 2004;

•	Our current reports on Form 8-K filed on April 21, 2004, April 23, 2004, September 16, 2004, October 6, 2004, November 8, 2004, November 12, 2004, December 13, 2004, December 17, 2004 and January 11, 2005;

•	The description of our common stock contained in the Registration of Securities of Certain Successor Issuers filed pursuant to Section 12(g) of the Exchange Act on Form 8-B on June 27, 1997, including any amendment or reports filed for the purpose of updating such description;

•	The description of our Rights to Purchase Series B Junior Participating Preferred Stock contained in the Registration of Certain Classes of Securities filed pursuant to Section 12(g) of the Exchange Act on Form 8-A on December 26, 2000, including any amendment or reports filed for the purpose of updating such description.

     You can request a copy of these filings, at no cost, by writing or telephoning us at the following address:

Spectrum Pharmaceuticals, Inc.
Attn: Investor Relations
157 Technology Drive
Irvine, California 92618
(949) 788-6700

     You should rely only on the information contained in this prospectus or any supplement and in the documents incorporated by reference. We have not authorized anyone else to provide you with different information. The selling stockholders will not make an offer of these shares in any state where the offer is not permitted. You should not assume that the information in this prospectus or any supplement or in the documents incorporated by reference is accurate on any date other than the date on the front of those documents.

     This prospectus is part of a registration statement we filed with the SEC (Registration No. 333-121612). That registration statement and the exhibits filed along with the registration statement contain more information about the shares sold by the selling stockholders. Because information about contracts referred to in this prospectus is not always complete, you should read the full contracts which are filed as exhibits to the registration statement. You may read and copy the full registration statement and its exhibits at the SEC’s public reference rooms or their web site.

$100,000,000

SPECTRUM PHARMACEUTICALS, INC.

100,000 SHARES OF COMMON STOCK OFFERED BY
SELLING STOCKHOLDERS

PROSPECTUS

January 24, 2005